UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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WRIGHT EXPRESS CORPORATION

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April 21, 2011

Dear Fellow Stockholders,

You are invited to attend our 2011 annual meeting of stockholders. The meeting will be held on Friday, May 20, 2011, at 8:00 a.m., Eastern Time, at the Wright Express Corporation Long Creek Campus located at 225 Gorham Road, South Portland, Maine.

At the meeting we will:

•	elect three directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	conduct an advisory vote on the frequency of future executive compensation advisory votes,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, and

•	consider any other business properly coming before the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

On behalf of the Board of Directors and the employees of Wright Express Corporation, we would like to express our appreciation for your continued interest in the Company.

Sincerely,

Michael E. Dubyak
CHAIRMAN OF THE BOARD,
PRESIDENT AND CHIEF EXECUTIVE OFFICER

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

April 21, 2011

The 2011 annual meeting of stockholders of Wright Express Corporation will be held on Friday, May 20, 2011, at 8:00 a.m., Eastern Time, at the Wright Express Corporation Long Creek Campus located at 225 Gorham Road, South Portland, Maine, 04106. At the meeting we will:

•	elect three directors for three-year terms,

•	conduct an advisory vote on executive compensation,

•	conduct an advisory vote on the frequency of future executive compensation advisory votes,

•	vote to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011, and

•	consider any other business properly coming before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2011:

The proxy statement and annual report to stockholders are available at http://ir.wrightexpress.com.

Stockholders who owned shares of our common stock at the close of business on March 22, 2011 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available at least 10 days prior to the meeting at our offices located at 225 Gorham Road, South Portland, Maine, 04106.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

i

This proxy statement describes the proposals on which you may vote as a stockholder of Wright Express Corporation. It contains important information to consider when voting.

The Company’s board of directors, or the Board, is sending these proxy materials to you in connection with the Board’s solicitation of proxies. Our annual report to stockholders and our proxy materials were first mailed on or about April 21, 2011.

Your vote is important. Please complete, execute and promptly mail your proxy card as soon as possible even if you plan to attend the annual meeting.

VOTING YOUR SHARES

Stockholders who owned the Company’s common stock at the close of business on March 22, 2011, the record date, may attend and vote at the annual meeting. Each share is entitled to one vote. There were 38,545,551 shares of common stock outstanding on the record date.

How do I vote?

•	You may vote by mail if you hold your shares in your own name.

You do this by completing and signing your proxy card and mailing it in the enclosed prepaid and addressed envelope.

•	You may vote in person at the meeting.

We will pass out ballots to any record holder who wants to vote at the meeting. However, if you hold your shares in “street name,” you must request a proxy from your stockbroker in order to vote at the meeting. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and as a result, the shares are not held in your individual name but through someone else.

If you hold your shares in street name, you should follow the instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or through the Internet.

How do I vote my shares held in the Wright Express Corporation Employee Savings Plan?

If you participate in our Wright Express Corporation Employee Savings Plan, commonly referred to as the “401(k) Plan,” shares of our common stock equivalent to the value of the common stock interest credited to your account under the plan will be voted automatically by the trustee in accordance with your instruction, if it is received by May 17, 2011. Otherwise, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it receives timely instructions from all plan participants.

Please refer to the “Information about Voting Procedures” section.

PROPOSALS TO VOTE ON

ITEM 1.	ELECTION OF DIRECTORS

Our nominees for director this year are:

•	Rowland T. Moriarty

•	Michael E. Dubyak

•	Ronald T. Maheu

Each nominee is presently a director of the Company and has consented to serve a new three-year term.

We recommend a vote FOR these nominees.

ITEM 2.	ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “named executive officers” or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Item 3.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. The “Executive Compensation” section of this proxy statement beginning on page 21, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2010.

Wright Express’ philosophy regarding executive compensation is straightforward: reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance.

The Board believes this link between compensation and the achievement of our annual and long-term business goals has helped drive our performance over time, including our strong performance in 2010. At the same time, we believe our program does not encourage excessive risk-taking by management. As discussed in Compensation Discussion and Analysis, our executive compensation program features a number of key factors designed to align the interests of our executives with those of our stockholders.

Our Board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to Wright Express’ named executive officers, as disclosed in accordance with the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Item 3 overrules any decision by the Company or the Board (or any committee of the Board), creates or implies any change to the fiduciary duties of the Company or the Board (or any committee of the Board), or creates or implies any additional fiduciary duties for the Company or the Board (or any committee of the Board). However, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

We recommend a vote FOR approval of the compensation of our named executive officers.

ITEM 3.	FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Item 2, we are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Item 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. You may vote for a frequency of every one, two, or three years, or you may abstain on the proposal.

The Board will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the Board may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently.

After careful consideration, the Board believes that, at this time, an executive compensation advisory vote should be held every year, and therefore our Board recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

The Board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time and in the best interests of the Company and its stockholders.

We recommend a vote for a frequency of every “ONE YEAR” for future executive compensation advisory votes.

ITEM 4.	RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

The Audit Committee of the Board has selected Deloitte & Touche LLP, or D&T, as the independent registered public accounting firm for the Company’s fiscal year 2011. Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will be present at the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.

If this proposal is not approved by our stockholders at the 2011 annual meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.

We recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

OTHER BUSINESS

We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:

•	other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and

•	you have properly submitted your proxy,

then Michael E. Dubyak or Melissa D. Smith will vote your shares on those matters according to his or her best judgment.

THE BOARD OF DIRECTORS

BOARD LEADERSHIP

Our Board is led by our Chairman, Mr. Dubyak, who is also our President and Chief Executive Officer. The Chairman leads all meetings of the Board at which he is present, sets meeting schedules and agendas and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed.

In addition to our Chairman, the Board has appointed Dr. Moriarty as our Vice Chairman and Lead Director. Dr. Moriarty chairs meetings of the independent directors in executive session and chairs any meetings at which the Chairman is not present. In addition, he facilitates communications between other members of the Board and the Chairman. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Dr. Moriarty aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors.

Our Board believes that having one person serve as chairman and chief executive officer allows that individual to use his substantial knowledge gained from both roles to lead the Company most effectively, and to provide strong and consistent leadership, without risking overlap or conflict of roles. Our chief executive officer is also more familiar with our business and strategy than an independent, non-employee Chairman would be and is thus better positioned to focus the Board’s agenda on the key issues facing the Company. Our Board further believes that with the appointment of Dr. Moriarty as our Vice Chairman and Lead Director, the Board has in place a leadership structure that provides an independent view of governance and business-related matters for both stockholders and other parties.

THE BOARD’S ROLE IN RISK OVERSIGHT

Our Board oversees our risk management processes directly, and through a risk management program overseen by the Company’s Senior Vice President, General Counsel and Corporate Secretary, who reports directly to the Chief Executive Officer. Risks are identified and prioritized by management, and each prioritized risk is then referred by the full Board to a Board committee for oversight. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks; our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices and management succession planning; and our Corporate Governance Committee oversees risk management activities relating to Board composition. In addition, the Board receives periodic assessments, as necessary, from each committee with regard to its respective oversight activities, and annually reviews the Company’s risk management program as a whole.

MEMBERS OF THE BOARD OF DIRECTORS

Rowland T. Moriarty Age 64 Class III Director Since 2005 Term Expires 2011	Dr. Moriarty served as the non-executive Chairman of the Board of Directors of Wright Express Corporation from 2005 until May 2008 and has served as the Vice Chairman and Lead Director since May 2008. He has been Chairman and Chief Executive Officer of Cubex Corporation, a privately-held consulting company, since 1992. From 1981 to 1992, Dr. Moriarty was a professor of business administration at Harvard Business School. Dr. Moriarty has served on the Boards of Directors of Staples, Inc., an office products company, CRA International, Inc., an economic, financial and management consulting services firm and Virtusa Corporation, a global information technology services company, since 1986, 2002 and 2006, respectively. He also served as a director of Trammell Crow Company from December 1997 until December 2006.

The Board concluded that Mr. Moriarty is well suited to serve as a director of the Company because of his experience across a broad spectrum of industries gained as the chairman of CRA International, Inc., as well as his experience as a member of the board of directors of other publicly-traded companies.

Michael E. Dubyak Age 60 Class III Director Since 2005 Term Expires 2011	Mr. Dubyak has served as our President and Chief Executive Officer since August 1998 and was elected as Chairman of the Board of Directors in May 2008. From November 1997 to August 1998, Mr. Dubyak served as our Executive Vice President of U.S. Sales and Marketing. From January 1994 to November 1997, Mr. Dubyak served us in various senior positions in marketing, marketing services, sales, business development and customer service. From January 1986 to January 1994, he served as our Vice President of Marketing. Mr. Dubyak has more than 30 years of experience in the payment processing, information management services and vehicle fleet and fuel industries.

The Board concluded that Mr. Dubyak is well suited to serve as a director of the Company because of his long experience with the Company and knowledge of the fleet card and payment processing industries.

Ronald T. Maheu Age 68 Class III Director Since 2005 Term Expires 2011	Mr. Maheu retired in July 2002 from PricewaterhouseCoopers, where he was a senior partner from 1998 to July 2002. Since 2002, Mr. Maheu has been a financial and business consultant. Mr. Maheu was a founding member of Coopers & Lybrand’s board of partners. Following the merger of Price Waterhouse and Coopers & Lybrand in 1998, Mr. Maheu served on both the U.S. and global boards of partners and principals of PricewaterhouseCoopers until June 2001. Since January 2003, Mr. Maheu has served on the Board of Directors and serves on the Audit, Executive and Governance Committees of CRA International, Inc., an international consulting firm headquartered in Boston, Massachusetts. Mr. Maheu also serves on the Board of Directors and the Audit Committee of Virtusa Corporation, a global information technology services company. Mr. Maheu is a certified public accountant.

The Board concluded that Mr. Maheu is well suited to serve as a director of the Company because of his experience with public accounting and subsequent experience as a member of the board of directors of several publicly-traded companies.

Regina O. Sommer Age 53 Class I Director Since 2005 Term Expires 2012	From January 2002 until March 2005, Ms. Sommer served as Vice President and Chief Financial Officer of Netegrity, Inc., a leading provider of security software solutions, which was acquired by Computer Associates International, Inc. in November 2004. Since March 2005, Ms. Sommer has been a financial and business consultant. From October 1999 to April 2001, Ms. Sommer was Vice President and Chief Financial Officer of Revenio, Inc., a privately-held customer relationship management software company. Ms. Sommer was Senior Vice President and Chief Financial Officer of Open Market, Inc., an Internet commerce and information publishing software firm, from 1997 to 1999 and Vice President and Chief Financial Officer from 1995 to 1997. From 1989 to 1994, Ms. Sommer was Vice President at The Olsten Corporation and Lifetime Corporation, providers of staffing and healthcare services. From 1980 to 1989, Ms. Sommer served in various positions from staff accountant to senior manager at PricewaterhouseCoopers. Ms. Sommer has served on the Board of SoundBite Communications, Inc. since 2006, where she is the chair of the Audit Committee and a member of the Compensation Committee. SoundBite is a leading provider of automated voice messaging solutions that are delivered through a software as a service model. Ms. Sommer has been a member of the Board of ING Direct since 2008, the largest direct bank in the United States, where she serves as a member of the Audit, Risk Oversight & Investment and the Governance & Conduct Review Committees. In addition, she has sat on the board of Insulet Corporation since 2008, a publicly held provider of an insulin infusion system for people with insulin-dependent diabetes. She also serves on Insulet’s Audit Committee and Nominating Committee. Ms. Sommer was formerly licensed in Massachusetts as a certified public accountant.

The Board concluded that Ms. Sommer is well suited to serve as a director of the Company because of her past experience as the chief financial officer of two publicly-traded companies. In addition, she brings significant financial expertise across a broad range of industries relevant to the Company’s business, including banking, software development and auditing.

Jack VanWoerkom Age 56 Class I Director Since 2005 Term Expires 2012	In June 2007, Mr. VanWoerkom joined The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary. Previously, Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2003 to June 2007. Before that, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples from March 1999 to March 2003.

The Board concluded that Mr. VanWoerkom is well suited to serve as a director of the Company because of his experience with international operations, corporate governance and corporate transactions.

George L. McTavish Age 68 Class I Director Since 2007 Term Expires 2012	Since October 2004, Mr. McTavish has served as the Chairman and CEO of Source Medical Corporation, an outpatient information solutions and services provider for ambulatory surgery centers and rehabilitation clinics. Before joining Source Medical, Mr. McTavish served as Chairman and CEO of BenView Capital, a private investment company from December 2001 to October 2004. Prior to BenView, Mr. McTavish was a full-time consultant for Welsh Carson Anderson & Stowe, an investment buy-out firm in New York City. From 1987 to 1997, Mr. McTavish was Chairman and CEO of Comdata, a provider of information services, financial services and software to the transportation industry. Following the acquisition of Comdata Corporation by Ceridian Corporation in 1995, he was also named as an EVP of Ceridian. He had joined Comdata after serving as chairman and CEO of Hogan Systems, a provider of enterprise software systems to the banking and financial services industries. Mr. McTavish is also a member of the boards of directors of several private businesses.

The Board concluded that Mr. McTavish is well suited to serve as a director of the Company because of his experience as the Chairman and CEO of an information services company and experience as the CEO of several large organizations.

Shikhar Ghosh Age 52 Class II Director Since 2005 Term Expires 2013	Since August 2008, Mr. Ghosh has been a Senior Lecturer in the Entrepreneurial Management Unit of Harvard Business School. From June 2006 until December 2007, Mr. Ghosh was the CEO of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. Mr. Ghosh is also currently the Chairman of three venture-backed companies, Rave Wireless, Inc., Skyhook Wireless and BzzAgent. Rave Wireless builds mobile applications for universities, Skyhook is developing a national positioning system based on WiFi technology and BzzAgent develops word-of-mouth marketing campaigns using the Internet. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the chief executive officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.

The Board concluded that Mr. Ghosh is well suited to serve as a director of the Company because of his experience with various technology-related ventures and record of founding companies that have operated in emerging markets.

Kirk P. Pond Age 65 Class II Director Since 2005 Term Expires 2013	From June 1996 until May 2005, Mr. Pond was the President and Chief Executive Officer of Fairchild Semiconductor International, Inc., one of the largest independent, international semiconductor companies. He was the Chairman of the Board of Directors of that company from March 1997 until June 2006 and has since retired from its board in May 2007. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, including Executive Vice President and Chief Operating Officer and was in the office of the President. Mr. Pond had also held executive management positions with Texas Instruments and Timex Corporation. Mr. Pond is also a former director of the Federal Reserve Bank of Boston. Mr. Pond has been a director of Brooks Automation, Inc., a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries, since 2007. Mr. Pond has also been a director of Sensata Technologies Holding N.V., a sensor and electrical protection device manufacturer, since March 2011.

The Board concluded that Mr. Pond is well suited to serve as a director of the Company because of his experience directing a large, publicly traded company with international operations and experience with the technology industry.

NUMBER OF DIRECTORS AND TERMS

Our certificate of incorporation provides that our Board shall consist of such number of directors as is fixed by our By-Laws. Our By-Laws provide that our Board shall consist of such number of directors as from time to time is fixed exclusively by resolution of the Board. Currently, the Board has fixed the size of the Board at eight directors, who serve staggered terms as follows:

•	each director who is elected at an annual meeting of stockholders serves a three-year term and until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal,

•	the directors are divided into three classes,

•	the classes are as nearly equal in number as possible, and

•	the term of each class begins on a staggered schedule.

BOARD AND COMMITTEE MEETINGS

The Board held eight meetings in 2010. Each of our directors attended at least 75 percent of the aggregate number of meetings of the board and meetings of the board committees on which he or she served in 2010. Seven of our directors attended all meetings of the Board and one attended seven of the eight. Our independent directors meet in executive session in at least one regularly scheduled in-person Board meeting. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. All of our directors attended the 2010 annual meeting of stockholders.

Our Board has created the following committees:

NAME OF COMMITTEE		NUMBER OF
AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	MEETINGS IN 2010

Audit
Ronald T. Maheu (Chair) Regina O. Sommer George L. McTavish	The Audit Committee must be comprised of at least three directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, as well as the audits of our financial statements and internal control over financial reporting. All members of the Audit Committee are independent under the rules of the New York Stock Exchange, or the NYSE, and the applicable rules of the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board has determined that Mr. Maheu qualifies as an “audit committee financial expert.”	9
Compensation
Kirk P. Pond (Chair) Shikhar Ghosh Regina O. Sommer	The Compensation Committee must be comprised of at least two directors appointed by a majority of the Board. The Compensation Committee oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. All members of the Compensation Committee are independent under the rules of the NYSE.	6
Corporate Governance
Jack VanWoerkom (Chair) Shikhar Ghosh Rowland T. Moriarty Kirk P. Pond	The Corporate Governance Committee is comprised of that number of directors as our Board shall determine. Currently, there are four directors serving on the committee. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates and providing oversight with respect to corporate governance matters. All members of the Corporate Governance Committee are independent under the rules of the NYSE.	4

NAME OF COMMITTEE		NUMBER OF
AND MEMBERS	COMMITTEES OF THE BOARD OF DIRECTORS	MEETINGS IN 2010

Finance Committee
Rowland T. Moriarty (Chair) George L. McTavish Michael E. Dubyak	The Finance Committee is comprised of that number of directors as our Board shall determine. The Finance Committee was constituted on December 3, 2010. Prior to December 3, 2010, this committee was known as the M&A Committee, which met eight times in 2010. Currently, there are three directors serving on the committee. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures. The Finance Committee also oversees the Company’s debt or equity financings, credit arrangements, investments, and capital structure and capital policies.	8

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee (the members of which are listed in the table in the “Board and Committee Meetings” section) is or was one of our or our subsidiaries’ former officers or employees. During 2010, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

DIRECTOR COMPENSATION

In 2010, the compensation committee requested that DolmatConnell & Partners, Inc., or DCP, review our director compensation plan and provide the committee with recommendations on any changes to meet the following objectives of the compensation plan:

• Attract and retain directors

•	Compensate our directors for the investment of time they make to support the Company

•	Align director compensation with stockholder interests

The committee reviewed DC&P’s analysis and agreed that no significant changes to the Wright Express Corporation Non-Employee Director Compensation Plan were necessary to meet the above objectives.

The plan splits the director retainer between cash and equity as shown below to meet our objectives of attracting and retaining directors while aligning director compensation with stockholder interests.

Compensation(1)

Annual lead director cash retainer (2)	$52,700
Annual lead director equity retainer (2)(3)	$102,300
Annual director cash retainer	$35,000
Annual director equity retainer (3)	$70,000
Board and committee attendance fee (4)	$2,000
Finance Committee cash retainer (5)	$16,000
Audit Committee chair cash retainer	$25,000
Compensation Committee chair cash retainer	$12,000
Corporate Governance Committee chair cash retainer	$12,000
Finance Committee chair cash retainer (5)	$15,000
New director equity grant	$50,000

(1)	Members of our Board who are also our employees do not receive compensation for serving as a director.

(2)	The lead director receives the cash retainer and equity grant associated with being the lead director and does not receive payment of the annual director cash retainer and annual director equity retainer.

(3)	Equity retainers are granted at the time of the Annual Stockholders’ Meeting. The number of restricted stock units granted is determined by dividing the amount shown above by the then current stock price. Such restricted stock units, or RSUs, vest ratably over a three year period.

(4)	Members of the M&A committee, the predecessor committee to the Finance Committee, received no committee attendance fees.

(5)	On December 2, 2010, the Compensation Committee recommended, and the Board adopted, new fees for members of the Finance Committee, the successor Committee to the M&A Committee effective January 1, 2011. Under the new fee structure, members of the Finance Committee receive a fee of $2,000 per meeting attended and the Chairman receives a cash retainer of $15,000.

Non-Employee Directors Deferred Compensation Plan

Director Compensation

	Fees Earned or	Stock
	Paid in Cash(1)	Awards (2)	Total
Name	($)	($)	($)

Shikhar Ghosh	69,000	69,996	138,996
Ronald T. Maheu	94,000	69,996	163,996
George L. McTavish	85,000	69,996	154,996
Rowland T. Moriarty	107,700	102,271	209,971
Kirk P. Pond	83,000	69,996	152,996
Regina O. Sommer	81,000	69,996	150,996
Jack VanWoerkom	71,000	69,996	140,996

(1)	This column reflects 2010 retainer fees paid in deferred stock units to Mr. Ghosh and Mr. McTavish. All amounts result in deferred stock units equal in value to the closing price of Wright Express common stock on each of the pricing dates, which was as follows: $34.95 on April 29, 2010; $33.27 on July 29, 2010; $44.87 on November 8, 2010; and, $53.10 on February 14, 2011. The February 14, 2011 award was for fees earned in the fourth quarter of 2010. The aggregate number of deferred stock units outstanding as of December 31, 2010 for Mr. Gosh was 16,310 and for Mr. McTavish was 11,310. To determine the number of deferred stock units a director receives, the total amount of cash earned is divided by the closing price of Wright Express Stock on the date of the award.

(2)	This column is the fair value of stock awards granted on May 15, 2010. The fair values of these awards were determined in accordance with accounting standards. For the Board of Directors, the Compensation Committee decided to use the closing price of our common stock as reported by the New York Stock Exchange on the day that the award is granted as the fair market value of the common stock. The following table indicates the full grant date fair value of stock awards made during 2010 to certain directors. The aggregate number of RSUs outstanding for each director as of December 31, 2010 is as follows: Mr. Ghosh — 4,985; Mr. Maheu — 4,985; Mr. McTavish — 4,985; Dr. Moriarty — 7,397; Mr. Pond — 4,985; Ms. Sommer — 4,985; and Mr. VanWoerkom — 4,985.

The following table indicates the full grant date fair value of stock awards made during 2010 to certain directors.

Grant Date Fair Values

	April 29, 2010	July 29, 2010	November 8, 2010	February 14, 2011	May 15, 2010
	DSUs	DSUs	DSUs	DSUs	RSUs
Name	($)	($)	($)	($)	($)

Shikhar Ghosh	20,725	14,705	18,711	14,656	69,996
Ronald Maheu	—	—	—	—	69,996
George McTavish	24,710	18,698	22,704	18,638	69,996
Rowland Moriarty	—	—	—	—	102,271
Kirk Pond	—	—	—	—	69,996
Regina Sommer	—	—	—	—	69,996
Jack VanWoerkom	—	—	—	—	69,996

NON-EMPLOYEE DIRECTOR OWNERSHIP GUIDELINES

On September 7, 2006, the Compensation Committee established and approved equity ownership guidelines for all non-employee directors. “Equity” for the purpose of these guidelines is defined to include shares of the Company’s common stock, vested restricted stock units and deferred stock units. Under the guidelines of the equity ownership program, all directors are expected to own equity equal in value to at least three times each director’s annual director cash retainer or non-executive chairman cash retainer. The Compensation Committee assesses progress against the guidelines each year on July 31. Directors have three years from July 31, 2007, or, if later, three years following their appointment to the Board, to achieve this level of ownership. All of our non-executive directors exceed the holdings in the guidelines.

PRINCIPAL STOCKHOLDERS

This table shows common stock that is beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers as of December 31, 2010, whom we refer to as our “named executive officers,” and all persons known to us to own 5 percent or more of the outstanding Company common stock, as of March 9, 2011.

AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

			Total	Percent of
	Common Stock	Right To	Securities	Outstanding
Name and Address(1)	Owned(2)	Acquire(3)	Owned(4)	Shares

Principal Stockholders:
Blackrock Inc.(5)	2,934,263	—	2,934,263	7.6%
40 East 52nd Street
New York NY 10022
TimesSquare Capital Management, LLC(6)	2,705,161	—	2,705,161	7.0%
1177 Avenue of the Americas — 39th Floor
New York, NY 10036
Neuberger Berman Inc.(7)	2,182,142	—	2,182,142	5.7%
605 Third Avenue
New York, NY 10158
Wells Fargo and Company(8)	2,598,327	—	2,598,327	6.7%
420 Montgomery Street
San Francisco, CA 94104
Executive Officers and Directors:
Michael E. Dubyak(9)	88,631	83,363	171,994	*
Melissa D. Smith(10)	37,536	24,952	62,488	*
David D. Maxsimic	25,222	7,632	32,854	*
George Hogan	5,530	6,174	11,704	*
Hilary Rapkin	13,716	2,290	16,006	*
Shikhar Ghosh	—	—	—	*
Ronald T. Maheu	4,656	—	4,656	*
George L. McTavish	4,000	—	4,000	*
Rowland T. Moriarty(11)	72,001	—	72,001	*
Kirk P. Pond(12)	18,856	—	18,856	*
Regina O. Sommer	4,956	—	4,956	*
Jack VanWoerkom	5,656	—	5,656	*
Directors and Executive Officers as a Group (19 Persons)(13)	319,628	151,656	471,284	1.2%

*	Less than 1%

(1)	Unless otherwise noted, the business address for the individual is care of Wright Express Corporation, 97 Darling Avenue, South Portland, ME 04106.

(2)	Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Excludes shares that may be acquired through stock option exercises or that are restricted stock unit holdings. This column does not include the following number of shares which will be acquired by our non-employee directors 200 days after their retirement from our Board: 20,966 shares by Mr. Ghosh; 9,023 shares by Mr. Maheu; 17,503 shares by Mr. McTavish; 11,999 shares by Dr. Moriarty; 6,498 shares by Mr. Pond; 6,564 shares by Ms. Sommer, and 6,606 shares by Mr. VanWoerkom. All shares identified in this column are held through brokerage accounts and are believed to be pledged as security.

(3)	Includes shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 9, 2011. Excludes shares that may not be acquired until on or after May 9, 2011.

(4)	Includes common stock and shares that can be acquired through stock option exercises or the vesting of restricted stock units through May 9, 2011.

(5)	This information was reported on a Schedule 13G filed by Blackrock Inc. (“Blackrock”) with the SEC on February 9, 2011. The Schedule 13G reported that Blackrock has sole voting power over 2,934,263 shares and has sole power to dispose 2,934,263 shares. The percentage reported is based on the assumption that Blackrock has beneficial ownership of 2,934,263 shares of common stock on March 9, 2011.

(6)	This information was reported on a Schedule 13G/A filed by TimesSquare Capital Management, LLC (“TimesSquare”) with the SEC on February 9, 2011. The Schedule 13G/A reported that TimesSquare has sole voting power over 2,281,561 shares and sole power to dispose of 2,705,161 shares. The percentage reported is based on the assumption that TimesSquare holds 2,705,161 shares of common stock on March 9, 2011.

(7)	This information was reported on a Schedule 13G/A filed by Neuberger Berman Inc. and Neuberger Berman, LLC with the SEC on February 14, 2011. The Schedule 13G/A indicates that each has sole voting power over 1,655,661 shares and shared dispositive power over 2,182,142 shares. The percentage reported is based on the assumption that each has beneficial ownership of 2,182,142 shares of common stock on March 9, 2011.

(8)	This information was reported on a Schedule 13G filed by Wells Fargo and Company with the SEC on January 25, 2011. The Schedule 13G indicates that each has sole voting power over 1,850,146 shares, shared voting power over 6,572 shares, sole dispositive power over 2,558,045 shares and shared dispositive power over 43,260 shares. The percentage reported is based on the assumption that each has beneficial ownership of 2,598,327 shares of common stock on March 9, 2011.

(9)	Includes 19,365 shares of common stock held in a grantor retained annuity trust for which Mr. Dubyak is the trustee and beneficiary.

(10)	As of March 9, 2011, Ms. Smith served as our Chief Financial Officer and Executive Vice President, Finance and Operations. As of April 6, 2011, Ms. Smith was appointed as our President, North America and Steven Elder was appointed as our Senior Vice President and Chief Financial Officer.

(11)	Includes 19,000 shares held indirectly through Rubex, LLC. Dr. Moriarty is the Chief Investment Officer and Managing Member of Rubex, LLC and disclaims beneficial ownership of those shares except to the extent of his interest in them.

(12)	Includes 2,500 shares held indirectly through the Pond Family Foundation; 700 shares held indirectly through the Loretta A. Pond Trust; and 3,000 shares held by Mr. Pond’s spouse. Mr. Pond disclaims beneficial ownership of those shares except to the extent of his pecuniary interest in them.

(13)	In addition to the officers and directors named in this table, eight other executive officers were members of this group as of March 9, 2011. The information contained in this table also reflects Mr. Elder’s holdings as of March 9, 2011 even though he was not appointed an executive officer until April 6, 2011.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the Board. To assist us in our determination, we reviewed NYSE requirements and our general guidelines for independence, which are part of our corporate governance guidelines.

To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) he or she is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) he or she: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, provided that the Company’s discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board of Directors who are independent as defined above.

Based on our guidelines and NYSE corporate governance standards, we have determined that the following directors are independent: Shikhar Ghosh, Ronald T. Maheu, George L. McTavish, Rowland T. Moriarty, Kirk P. Pond, Regina O. Sommer and Jack VanWoerkom.

DIRECTOR NOMINATIONS

The Corporate Governance Committee is composed entirely of independent directors as determined by the Board in accordance with its independence guidelines and the listing standards of the NYSE. Among the committee’s responsibilities is recommending candidates for nomination to the Board. In that capacity, the Corporate Governance Committee, with Mr. Moriarty abstaining, recommended Mr. Moriarty for election by our stockholders and, unanimously recommended Messrs. Dubyak and Maheu for election. Messrs. Moriarty, Dubyak and Maheu have served as members of our Board since February 2005.

The Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting in the same manner as candidates nominated by the Corporate Governance Committee. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then that nominee’s name will be included in the proxy card for the next annual meeting. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the answer to the question section entitled “How do I submit a stockholder proposal, including suggesting a candidate for nomination as a director to the Corporate Governance Committee, for next year’s annual meeting?”

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 20, 2012 nor later than February 20, 2012. However, in the event that the annual meeting is called for a date that is not within 25 days before or after May 20, 2012, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is mailed or publicly disclosed.

Stockholder nominations must be addressed to:

Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee’s charter, each of which is available on our website. In addition, the Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•	Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

•	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.

•	Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•	Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

Our Corporate Governance Committee does not have a policy with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. Our Board currently is comprised of eight directors, one of whom is a woman and another of whom is an Asian Indian. The Committee intends to be mindful of the diversity, with respect to gender, race and national origin, of our current Board members in connection with future nominations of directors not presently serving on the Board. In addition, our Corporate Governance Committee’s charter provides that nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prescribed by law.

Application of Criteria to Existing Directors

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria listed above. In addition, the Corporate Governance Committee considers the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

The backgrounds and qualifications of the directors considered as a group are to provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company’s determination that each director is well suited to serve on the Board is specified with his or her respective biographical entry under the “Members of the Board of Directors” section of this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board believes that the Chief Executive Officer and his designees speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives.

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the General Counsel, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:

Independent Director Communication
Wright Express Corporation
Attention: Corporate Secretary
97 Darling Avenue
South Portland, ME 04106

You should include your name and address in the written communication and indicate whether you are a stockholder.

Governance Disclosures on Our Website

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at www.wrightexpress.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:

•	the identity of the presiding director at meetings of independent directors;

•	the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;

•	the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee; and

•	contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

AUDIT COMMITTEE REPORT

The board of directors appointed us as an audit committee to monitor the integrity of Wright Express’ consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select the independent registered public accounting firm.

We are governed by a written charter adopted by the Board, which is available through the Investor Relations page of the Company’s website at www.wrightexpress.com.

Our committee consisted of three non-employee directors at the time that the actions of the committee described in this report were undertaken. Each member of the audit committee is “independent” within the meaning of the New York Stock Exchange rules and the Securities Exchange Act of 1934. Wright Express’ management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Wright Express’ independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by Wright Express’ management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of Deloitte & Touche LLP, the independent registered public accounting firm for fiscal year 2010, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2010. We met with them, with and without Wright Express management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of Wright Express’ financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2010 with management and the independent registered public accounting firm.

We also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the annual report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2011.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, including a discussion of Wright Express’

accounting principles, the application of those principles, and the other matters required to be discussed with audit committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board, and discussed the disclosures with them, as well as other matters relevant to their independence from management and Wright Express. In evaluating the independence of our independent registered public accountant, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.

Based on our review and these meetings, discussions and reports, we recommended to the board of directors that the audited consolidated financial statements for fiscal year 2010 be included in the Annual Report on Form 10-K.

THE AUDIT COMMITTEE

Ronald T. Maheu, Chair
Regina O. Sommer
George L. McTavish

AUDITOR SELECTION AND FEES

Auditor Selection

The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2011 fiscal year. D&T has served as the Company’s independent registered public accountants since our initial public offering.

Audit Fees

The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2009 and 2010:

	December 31,
	2009	2010

Audit Fees(1)	$1,151,693	$1,546,820
Audit-Related Fees(2)	86,372	106,000
Tax Fees	—	—
All Other Fees	—	—

Total	$1,238,065	$1,652,820

(1)	These are the aggregate fees for professional services by D&T in connection with their audits of the annual financial statements, included in the annual report on Form 10-K, reviews of the financial statements included in quarterly reports on Forms 10-Q and audits of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our foreign entities.

(2)	These are the aggregate fees for professional services by D&T in connection with the audit of the Wright Express Employee Savings Plan and their assistance in providing accounting consultation services on completed and potential acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable SEC rules. The independent registered public accountant is not authorized to provide any prohibited non-audit services (as defined in Rule 2-01(c)(4) of Regulation S-X). The Chairman of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.

Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

EXECUTIVE OFFICERS

Non-Director Members of the Executive Management Team

Melissa D. Smith Age 42 President, North America	Melissa D. Smith has served as our President, North America since April 6, 2011. She served as our Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. Before that, she was our Senior Vice President, Finance and Chief Financial Officer from September 2001 until November 2007. From May 1997 to August 2001, Ms. Smith held various positions on increasing responsibility with the Company. Ms. Smith serves on the Board of Directors of Wright Express Financial Services Corporation. Ms. Smith began her career at Ernst & Young.

Gareth Gumbley Age 38 Executive Vice President, International	Gareth Gumbley has served as our Executive Vice President, Wright Express International since January 1, 2011. In this new role, Mr. Gumbley is responsible for the Company’s international operations and the execution of its global expansion strategy. Prior to joining Wright Express, Mr. Gumbley was Chief Executive Officer of Euronet Worldwide’s epay division from May 2008 to May 2010. Mr. Gumbley was a Senior Vice President and Officer of Euronet Worldwide from May 2008 to May 2010. His responsibilities included the strategy and operational development of the epay division, including acquisitions in existing and emerging markets. He also served as Managing Director of epay Australia, New Zealand and India, a Euronet Worldwide Company, from November 2004 to May 2008. Mr. Gumbley started his career at News Corporation leading multiple start-ups in the payments and telecommunications industries.

David D. Maxsimic Age 51 Executive Vice President, Sales and Marketing	David D. Maxsimic has served as our Executive Vice President, Sales and Marketing since November 2007. Before that, he was our Senior Vice President, Sales and Marketing from January 2003 until November 2007. From November 1997 to January 2003, Mr. Maxsimic held various positions of increasing responsibility with the Company.

Steven Elder Age 42 Senior Vice President and Chief Financial Officer	Steven Elder has served as our Senior Vice President and Chief Financial Officer since April 6, 2011. Before that, he was our Vice President, Corporate Finance and Treasurer from December 2007 until his promotion in April 2011. Prior to that, he was our Vice President, Investor Relations and Treasurer from September 2005 until December 2007. Mr. Elder has worked for the Company for over 13 years, during which time he served in a variety of financial roles of increasing responsibility. Mr. Elder began his career at Ernst & Young.

George W. Hogan Age 50 Senior Vice President and Chief Information Officer	George Hogan has been our Senior Vice President and Chief Information Officer since November 2007. Mr. Hogan joined Wright Express in January 2007 as Vice President of Enterprise Architecture. Before that, he was Vice President, Commercial, Loyalty and Back Office Application Development at Visa USA/Inovant, the credit card company, from August 2000 to January 2007.

Robert C. Cornett Age 58 Senior Vice President, Human Resources	Robert C. Cornett has served as our Senior Vice President, Human Resources since February 2005. Prior to that, Mr. Cornett served as our Vice President, Human Resources from April 2002 until February 2005.

Jamie Morin Age 47 Senior Vice President, Client Service Operations	Jamie Morin has served as our Senior Vice President, Client Service Operations since January 2007. From August 2005 to December 2006, Ms. Morin served as our Vice President of Business Initiatives Management. From December 1997 to August 2005, she held various positions of increasing responsibility with the Company.

Hilary A. Rapkin Age 44 Senior Vice President, General Counsel and Corporate Secretary	Hilary A. Rapkin has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2005. From January 1995 to February 2005, Ms. Rapkin held various position of increasing responsibility with the Company. Ms. Rapkin is a member of the American Bar Association, the Maine State Bar Association, the Association of Corporate Counsel, the Society of Corporate Secretaries and Governance Professionals and the New England Legal Foundation.

Richard K. Stecklair Age 62 Senior Vice President, Corporate Payment Solutions	Richard K. Stecklair has served as our Senior Vice President, Corporate Payment Solutions since December 2007 and was appointed as an executive officer by our Board of Directors in March 2009. Before that, he was our Vice President, Corporate Fleet Sales from December 2006 until December 2007. From January 2003 until December 2006, Mr. Stecklair served as our Vice President and General Manager, Wright Express Direct Sales.

Gregory Strzegowski Age 45 Senior Vice President, Corporate Development	Gregory Strzegowski has served as our Senior Vice President, Corporate Development since October 2009. Before that, he was our Vice President, International, Business Development and Mergers and Acquisitions from December 2007 until October 2009. From March 2002 until November 2007, Mr. Strzegowski served as our Vice President and Controller.

Kenneth Janosick Age 49 Senior Vice President, Small Business Solutions	Kenneth Janosick has been our Senior Vice President, Small Business Solutions since December 2010. He joined Wright Express as Vice President, Product and Marketing in January 2009 and served in that role until December 2010. Before that, Mr. Janosick was a First Vice President at JPMorgan Chase bank from November 2006 until November 2009 with responsibility for Relationship Banking and Investments and the Small Business Division. Prior to that, he held various positions with JPMorgan Chase and Washington Mutual Bank. While with JPMorgan Chase, Mr. Janosick developed product growth strategies for consumer and small business segments including formulating business marketing plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our compensation objectives and programs for our executive officers. The CD&A also describes the specific decisions, and the process supporting those decisions, which were made with respect to 2010 for the executive officers named in the Summary Compensation Table. We refer to these persons as our “named executive officers” or “NEOs.”

The following discussion includes statements regarding performance targets in the limited context of our compensation programs. These targets should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

Executive Summary

Wright Express’ philosophy regarding executive compensation is straightforward: reward our executives for their contribution to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key drivers of increased stockholder value. The elements of our executives’ total compensation are base salary, cash incentive awards, stock incentive awards, and retirement and other employee benefits. A significant portion of executive compensation is performance-based, subject to increase when results exceed corporate targets, reduction when results fall below target and elimination if results do not achieve threshold levels of performance. The performance measures used in our compensation programs include adjusted revenue, adjusted net income and other operational and strategic goals. Please refer to the notes to the table of performance objectives on page 28 for an explanation of how our performances measures that are non-GAAP financial measures are calculated.

2010 was a strong year for Wright Express. Total revenue grew 24% over 2009. We added more than 500,000 gross new fleet cards to our North American Portfolio, increased spend volume in our Corporate Card business by more than 43% over 2009 and expanded our international presence with the acquisition of our Australian fuel and prepaid card businesses. Our continued focus on innovation and industry leading customer service allowed us to increase customer retention to the highest level in recent history. Wright Express stockholders experienced an increase of 44% in their investment based on total shareholder return as measured from December 31, 2009 to December 31, 2010. This total shareholder return positions Wright Express in the top quartile of our Peer Group (as defined below) for 2010. Wright Express is executing its near-term strategy effectively, as shown in our annual financial success, and building long-term value by creating US and international growth opportunities and focusing on customer retention.

The compensation paid to our NEOs reflects their contribution to Wright Express’ success in 2010. In order to tie NEO total compensation to the performance of the Company:

•	50% of the 2010 short-term incentive program, or STIP, payout to NEOs was based on the Company’s financial results as compared to our goal for Adjusted Net Income, or ANI, in STIP. ANI, for the purposes of STIP, was $101.6 million against a target of $96.9 million. This resulted in a payment of 135% of target bonus for ANI performance.

•	20% of the 2010 STIP payout to NEOs was based on the achievement of revenue targets. Revenue, as defined in the STIP, was just above the 2010 STIP target of $371 million, resulting in a payout of 100.7% of target bonus for revenue performance.

•	30% of the 2010 STIP payout to NEOs was based on specific business drivers of revenue and ANI including MasterCard revenue, new corporate fleet cards, voluntary customer attrition and International business metrics. As discussed below, achievement against these goals varied, resulting in payouts of 25% to 200% of target bonus depending on the specific metric.

The combined achievement under the STIP resulted in the NEOs receiving an average STIP payment of 139% of target. As a result of the STIP payments, our NEOs total cash compensation, on average, was between the 50th and 75th percentiles of the market data provided by our consultant in September of 2008 and 2009. This compensation is consistent with our overall business performance for 2010, which was in the top quartile compared to our Peer Group (as defined below).

In 2010, in addition to the cash compensation earned by the NEOs, we made a grant of equity (referred to below as the “2010 Growth Grant”) as part of our long-term incentive program, or LTIP. Given the Company’s focus on profitable growth over the next three years, an equity grant was made, to each executive, that is in or near the top quartile of the competitive market data provided by the compensation consultant retained by the Compensation Committee, or the Committee. The CEO’s grants are evenly split between stock options and performance vested restricted stock units, or PSUs. The other NEOs’ equity grants are made up 40% of time vested restricted stock units, or RSUs, and 60% PSUs. The level of PSUs that will be earned will depend on the metrics described below in the detailed discussion of our long-term incentive compensation. We believe that if the maximum level of PSUs become vested as a result of the performance of the Company, the total compensation provided to the NEOs (based on the grant date fair value shown in the Summary Compensation Table below) will reflect an appropriate pay-for-performance alignment.

On average, half of the NEOs’ cash compensation is variable and related to Company performance and nearly 70% of their total compensation (including equity) is aligned with the performance of the Company. The Committee is confident that the compensation programs outlined in this CD&A are market competitive and provide the appropriate incentive for the NEOs to achieve above market financial performance for the stockholders.

Other notable aspects of our executive compensation practices include the following:

•	We have stock ownership guidelines for our executives and Directors.

•	We have eliminated perquisites for executives with the exception of the Executive Deferred Compensation Plan.

•	An independent executive compensation consultant is retained by the Committee each year to provide objective advice to the Committee.

•	We conducted a compensation risk assessment and found that there is not a reasonable likelihood that our compensation programs present significant risk to the Company.

Our compensation program for 2011, continues to adhere to our basic executive compensation philosophy, although we have placed a heavier emphasis on revenue growth in our STIP and LTIP and we have used annual performance metrics for our 2011 PSUs.

The Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above target and the stockholders are receiving returns commensurate with that level of performance. We remain focused on our pay-for-performance alignment and vigilant to avoid compensation arrangements that would incent excessive risk taking.

Compensation Philosophy

Wright Express is a global provider of business payment processing and information management solutions. We compete for both clients and employees with significantly larger companies. Our primary differentiator in this competitive market is our client-centered partnering approach. Our clients count on this when they outsource their branded business to us. The experience and performance of our associates, including the members of our executive team, are critical to sustaining this level of differentiation. Our chairman, president and chief executive officer has been with the Company for 25 years and has been instrumental in guiding this approach and in our resulting growth. The other members of our executive team bring significant industry and/or Company experience which is critical to our continued success. Accordingly, in addition to being designed to support our goals of achieving strong year-over-year and long-term growth and stockholder value, our compensation programs reflect the competitive environment in which we operate and our focus on differentiation in the marketplace through continuity of leadership and culture.

Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. We achieve this by structuring our compensation programs to:

•	Attract and retain high-performing talent

•	Drive outstanding operational and financial performance

•	Align executive and stockholder interests for profitable long-term growth

Compensation Objectives

We recognize the role total compensation plays in achieving our objectives of attracting, retaining and motivating our high-performing associates, including our executives, to achieve results. The chart below identifies the compensation elements and method of delivery used to support each of our compensation objectives.

Primary Objective
Align Interests for
Element of				Drive	Growth with
Compensation	Reward Period	Attract	Retain	Performance	Stockholders	Method of Delivery

Base Salary	Ongoing	☑	☑			-Cash

Cash Incentive	Annual(1)	☑	☑	☑	☑	- Cash

Equity Incentive	Annual(1)	☑	☑	☑	☑	- Restricted Stock Units
- Performance Based Restricted Stock Units
- Non Qualified Stock Options

Benefits and Perquisites	Ongoing	☑	☑			- Health and Welfare Benefits
- Deferred Compensation Program
- Automobile(2)
- Financial Planning(2)
- 401(k)
- Employment Agreements

(1)	Cash and Equity Incentives are generally provided on an annual basis. From time to time, the Committee approves grants of cash or equity to executives in addition to the grants provided under these annual programs in order to reward for achievement of critical near-term milestones in the pursuit of long-term growth.

(2)	The Financial Planning Perquisite was eliminated effective December 31, 2010. The executive automobile perquisite will be eliminated effective December 31, 2011.

We believe the compensation of our executives should, and does, reflect the performance and ultimate success of our Company. In setting compensation levels for each executive, we evaluate total direct compensation (base salary plus short-term incentive at target plus long-term equity incentive at target) against multiple factors including:

•	Company success in achieving pre-determined revenue, adjusted net income and other operational and strategic goals

•	Market and peer group comparison data

•	The value of the unique skills and experience each executive brings to our Company and the importance of his or her continued leadership in the Company

Annually, we reevaluate each compensation element with a focus on total direct compensation. We also evaluate equity ownership levels for each executive. The purpose of this review is to appropriately reward and motivate our executive team to increase stockholder value with a focus on providing compensation at above target levels when Company performance is above target and compensation below target levels when we do not achieve our performance goals.

In evaluating the components of compensation and the metrics used to determine individual and Company performance, the Committee considers whether these factors drive an appropriate level of risk taking. The Committee believes that the mix and design of the elements of compensation incent management to assume appropriate levels of risk to achieve both near-term operational goals and long-term growth. The Committee reviews the strategic, financial, and execution risks and exposures associated with the initiatives that drive our performance based incentive compensation. In addition, the Committee believes the following ensure an appropriate level of risk in our compensation programs:

•	A competitive base salary which provides executives with ongoing income

•	Minimum thresholds and maximum performance caps in incentive plans

•	Incentive plan funding based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans

•	The use of both time based and performance based incentives

•	Multi-year vesting of stock compensation to provide value through long-term appreciation of stockholder value

•	Stock ownership guidelines that align executives’ interests with those of our stockholders

Annual Process of the Compensation Committee

The Committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. The Committee meets at least once each quarter. In addition to the three independent directors who serve on the Committee, typical attendance at these meetings includes the Senior Vice President, Human Resources, the Vice President of HR Strategy, Compensation and Benefits and the Associate General Counsel and Assistant Corporate Secretary. Mr. Dubyak, our Chairman, President and CEO, generally joins two meetings each year to discuss the mid-year and end-of-year appraisal of his performance with the Committee. Otherwise, he generally does not attend Committee meetings. The Committee also meets in executive session as needed with no members of management present. Only the independent directors are entitled to vote on proposals that come before the Committee.

In the first quarter of each fiscal year, the Committee reviews the Board’s assessment of the CEO’s performance with him and reviews the Company’s results for the prior year. In addition, the Committee approves the following as explained in the Annual Review of Executive Compensation section:

•	Changes to executive base salaries and incentive targets, if any, for the current year

•	Short-Term Incentive Program, or STIP, payout, if any, for the previous fiscal year

•	STIP design and targets for the current fiscal year

•	Vesting of performance-based stock units granted under the long-term incentive program, or LTIP, if any, for previous years

•	LTIP metrics, targets and grants for the current year

Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets.

The Committee generally conducts its annual review of executive compensation in the third quarter of each year. The Committee is provided a report from the independent compensation consultant which compares the compensation of the Company’s executives to a Peer Group of companies, details appropriate survey data and provides recommendations for compensation actions to be taken for the upcoming fiscal year.

In the final quarter of each fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation. Included in this presentation is a total direct compensation and wealth accumulation review for each member of the executive team. The review shows proposed total direct compensation in the context of historical compensation and current and projected wealth accumulated through the compensation provided by the Company.

The design of the STIP and LTIP is typically discussed over multiple meetings prior to the actual approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the metric levels and the weightings for each category of metric.

Role of the Compensation Consultant

In 2010, the Committee utilized DolmatConnell & Partners, Inc., or DC&P, to provide advice regarding the Company’s executive compensation practices. DC&P reported directly to the Committee and the primary services it provided were an evaluation of executive officers’ base salaries, annual incentive targets and long-term incentive targets relative to identified peers and the broader market and a recommendation of compensation ranges for each executive officer. In addition, DC&P provided a pay-for-performance review comparing compensation levels with peer financial performance indicators. DC&P also provided advice on the design of the Company’s incentive plans, a review of Director compensation and updates regarding legislative and regulatory changes that affect executive compensation. DC&P did not provide any other services to the Company.

Role of the Executive Officers

In approving compensation levels, the Committee reviews competitive market data, Company performance and Mr. Dubyak’s recommendations regarding total direct compensation for the executive officers. Mr. Dubyak provides the Committee with an assessment of each executive officer’s performance to support his recommendations. These assessments include the results of specific operational and strategic goals as well as progress in the area of succession planning and concerns, if any, in the area of retention of the executive officer. Mr. Dubyak does not provide recommendations for his own compensation. Ms. Smith, who served as CFO and Executive Vice President, Finance and Operations until April 6, 2011 and now serves as our President, North America, attended meetings as needed to respond to requests for information from the Committee.

Peer Group

The peer group used by the Company is established by the compensation consultant, based on input from management and a review by the Committee. It is generally reviewed each year and modified as needed to reflect our growth and to account for changes due to market consolidation among peers.

In May 2009, changes were made to the Peer Group in order to better reflect the market for executives in which Wright Express competes. The following companies were utilized in the consultant’s executive compensation assessment in the fall of 2009, which was utilized for the establishment of fiscal year 2010 compensation.

						2010
				2010	2010	Fiscal
		2010	2010	Fiscal	Fiscal	Year
	2010 Fiscal	Revenue	Fiscal	Year	Year	End
	Year End	Fiscal	Year	End	End	1-Year Total
	Market Cap	Year	End	Net Income	Total Assets	Shareholder
Company	($Millions)	($Millions)	Basic EPS	($Millions)	($Millions)	Return

Alliance Data Systems	$3,649	$2,791	$3.72	$194	$8,272	10%
CSG Systems	$646	$549	$0.68	$22	$880	(1)%
Cybersource Corp.	$1,416	$265	$0.16	$11	$596	68%
Euronet Worldwide, Inc.	$886	$1,038	$(0.75)	$(38)	$1,409	(21)%
Global Cash Access Holdings	$205	$606	$0.27	$17	$458	(57)%
Global Payments, Inc.	$3,360	$1,642	$2.56	$203	$2,039	18%
Heartland Payment Systems, Inc.	$592	$1,864	$0.91	$35	$561	18%
TNS, Inc.	$545	$527	$0.33	$9	$645	(19)%
Total System Services, Inc.	$2,992	$1,718	$1.00	$194	$1,952	(9)%
Veriphone Holdings, Inc.	$2,938	$1,002	$1.16	$99	$1,075	154%
Wright Express Corporation	$1,768	$390	$2.28	$88	$2,098	44%

The peer group was modified in May 2009, to remove four companies which had either been acquired or had market capitalization levels outside of the range recommended by DC&P. CheckFree Corporation, eFunds, Advanta Corporation and Moneygram International, Inc. were removed and replaced by the following five companies: Alliance Data Systems Corporation, CSG Systems International, Inc., Cybersource Corporation, Global Cash Access Holdings, Inc. and TNS Inc. In May of 2009, the average last month end market capitalization of the companies added to the peer group was $974 million compared to market capitalization for the Company for the same period of $910 million. We have relatively few industry competitors who are publicly traded and US-based, and have found that the majority of companies that provide similar service offerings are somewhat larger than we are with respect to annual revenues. Consequently, the majority of the companies in our peer group are also larger than we are with respect to annual revenues. We have recognized this disparity in size in benchmarking efforts by referencing 40th percentile peer group pay data, rather than the median (50th percentile).

While the peer group listed above and the other survey data referred to below was used to compare our executives’ compensation to the market, the Committee believes that understanding compensation practices for these companies similar to us in size and industry is only one important element in determining the appropriate compensation level for each of our executives. As outlined more fully below, the compensation of any individual executive may vary from the specific market data based on factors such as the individual’s performance, the scope of the duties performed by that individual, the importance of the position to the Company and internal equity.

Annual Review of Executive Compensation

Based on the above peer group and the other data discussed below, DC&P provided recommended ranges of compensation for base salary, total cash and total direct compensation for each executive for 2010. DC&P collected comparable position data on each executive from two sources:

•	Proxy data at the 40th percentile for the companies in our peer group (where a peer position matched)

•	Market survey data at the 25th, 50th and 75th percentile for companies of comparable revenue

This data was blended equally where comparable peer data was available to produce a target compensation range for that executive. We believe market survey data at the 50th percentile for companies of comparable revenues is the appropriate target in order to meet our objectives of attracting and retaining talent. However, given the average revenue of our identified peer group, we believe the 40th percentile of the companies in our peer group is more appropriate than the 50th percentile in targeting compensation that will both attract and retain the members of our executive team. DC&P used the following surveys in establishing the 50th percentile market survey data for companies of our size for 2010 compensation:

•	Mercer US Americas Executive Remuneration Database (revenue range: $200 million — $500 million)

•	Watson Wyatt ECS Top Management Compensation Survey (revenue range $200 million — $500 million)

Data from companies in our revenue category who participated in these surveys was aggregated and incorporated into the target compensation ranges provided to the Committee by DC&P. The Committee did not receive data identified for any individual Company in these surveys. DC&P provides the Committee and the Company’s human resources department with the current placement of each executive within the target range. Management uses the DC&P data to provide the Committee with recommended base salary changes, annual cash incentive targets and long-term equity targets for each of the executive officers.

In determining 2010 compensation, the Committee also examined the following in addition to the competitive data:

•	Summary of performance for each of the executive officers

•	A Tally Sheet of each executive’s actual compensation for the years 2007-2009, including cash, equity and all other compensatory benefits and perquisites

•	Company performance against strategic and operational goals for the previous fiscal year

•	Proposed performance goals for the annual and long-term incentive programs for the upcoming fiscal year

•	Summary of board feedback on Mr. Dubyak’s leadership of the Company in achieving results against goals for the fiscal year

Total compensation summaries, showing historic, current and proposed total direct compensation for each executive officer are reviewed by the Committee each year. These summaries provide the target value of all components of the executive officers’ proposed compensation as well as the deferred compensation, benefits, perquisites and exit pay in the event of various termination scenarios, including a change of control. The purpose of this review is to assess whether the overall compensation package is consistent with the individual executive’s contribution toward Company performance. Annual review of the total compensation summaries also provides the Committee with a view of the impact of historical changes to compensation over time and an opportunity to assess effectiveness in attracting and retaining our executives and driving high performance.

The Committee looks at the total impact of all year-over-year changes in executive compensation to decide whether changes are necessary and appropriate. In reviewing total cash and equity compensation, the Committee considers the retention value of the long-term equity currently held by the executive and the impact that retirement or voluntary termination would have on the executive. Based on this review, the Committee can decide to adjust one or more elements of an executive’s total compensation. The Committee aims to provide competitive total direct compensation and assesses an executive’s total compensation package when looking at the executive’s competitive standing relative to the market.

Compensation levels for 2010 were based on the Committee’s review of executive total compensation in September 2009 and February of 2010. At the time of the September 2009 review, all named executive officer base, total cash and total direct compensation fell within 15% of the market composite identified by our compensation consultant.

2010 Executive Compensation Overview

Base Salary.  Base salary is provided at a competitive level in order to attract and retain key talent and is reviewed annually. Annual adjustments to base salary are made based on a review of both the individual performance assessed by the CEO and reported to the Committee by management and the location of the executive officer’s current base salary in the target range provided by DC&P. After a year of no base salary increases in 2009, each of the named executive officers received a base salary increase consistent with the recommendations made by DC&P. The increases were 2.63% for Mr. Dubyak, 3% for Mr. Maxsimic and Ms. Rapkin and 9.4% for Ms. Smith and 25% for Mr. Hogan, reflecting an adjustment to their base salaries consistent with DC&P’s recommendation.

Annual Incentive Compensation.  The short-term annual incentive compensation program (STIP) is an annual bonus opportunity for associates at all levels of the organization who generally share the same key goals, other than those on commission and departmental incentive plans. The actual payouts of the STIP are contingent upon Committee-approved financial performance goals. For the executive officers, a performance-based bonus focuses management on our fiscal year financial results and strategic initiatives approved by the Committee at the beginning of each year.

At the target level of performance, named executive officer STIP payouts would be on average slightly below the median total cash compensation of the market composite identified by our compensation consultant. At the maximum level of performance, which would represent performance that significantly exceeded target goals, STIP payouts would be at or above the 75th percentile of this market composite. If we fail to meet the threshold level goals as defined by the Committee, the executive officers receive no payout under the STIP. In 2010, the Company was required to achieve threshold results for adjusted net income in order for any portion of the STIP to be paid to any employees, including the executive officers. This threshold was $77,534,000. In establishing our targets for the 2010 STIP, we utilized the following principles regarding the likelihood of achievement of the various performance levels:

		Payout as a
	Estimated	Percentage of
Performance Level	Achievability	Target STIP

Threshold	90%	25%
Target	75%	100%
Maximum	25%	200%

Each year, management proposes performance level goals based on estimated achievability and current factors supporting or inhibiting achievement. The goals for 2010 were approved by the Committee in March 2010 and progress toward these goals was reported by the CEO to the Board of Directors throughout the year.

2010 STIP performance objectives and final payout factors used for each of the executive officers are shown below:

						2010
			Target			Earned
			Performance		Actual	Payout
Company Goals	Weight	Threshold	Goal	Maximum	Result(1)	Factor(2)

Adjusted Net Income(3)	50%	$77,534,000	$96,917,000	$110,485,000	$101,672,000	135%
PPG Adjusted Revenue(4)	20%	$315,555,000	$371,241,000	$389,803,000	$371,375,000	100.7%
Corporate New Fleet Cards	10%	330,000	390,000	420,000	506,000	200%
Corporate Voluntary Attrition	10%	2.4% of all fleet cards	2% of all fleet cards	1.8% of all fleet cards	1.2% of all fleet cards	200%
MasterCard Revenue	10%	$40,000,000	$46,500,000	$50,000,000	$51,900,000	200%
International Budget(5)	(5)	$13,200,000	$12,000,000	$10,800,000	$13,200,000	25%
Average NEO STIP payout as a percentage of target based on 2010 performance						139%

(1)	Result as determined under the 2010 Wright Express Corporation Short-Term Incentive Program.

(2)	Payout factor represents payout level based on 25 percent payout for threshold performance, 100 percent payout for target performance and 200 percent payout for maximum performance including interpolation on a straight-line basis between these levels of performance based on the actual result.

(3)	Adjusted net income, or ANI, is defined by the Company as net income adjusted for fair value changes of derivative instruments, the amortization of purchased intangibles, the net impact of tax rate changes on the Company’s deferred tax asset and related changes in the tax-receivable agreement, non-cash asset impairment charges and the gains on the extinguishment of a portion of the tax receivable agreement.

(4)	PPG adjusted revenue is revenue adjusted for changes in fuel prices. We use this adjustment in our incentive programs to ensure that payouts are not artificially increased or decreased by changes in the price of fuel. The 2010 revenue goals and revenue results were adjusted to a PPG of $2.80 for the purposes of calculating STIP payout.

(5)	International Budget is defined as Total International Pre-Tax Loss and Capital Spend. As discussed below, only Mr. Hogan was subject to this metric.

We have generally used adjusted net income and PPG adjusted revenue as performance measures in our STIP. They represent key areas of focus for continued growth and stockholder return. For 2010, we decreased the weight of the ANI metric for NEOs with the exception of Mr. Hogan from 60% to 50% and increased from 20% to 30% the total weighting of the three business goals for new fleet cards, voluntary customer attrition and MasterCard revenue.

For Mr. Hogan, the mix of metrics was 50% ANI, 30% PPG adjusted revenue and 20% international financial MBO in recognition of his critical role in our international expansion in 2010. Achievement against the goal for the international financial metric was at threshold level, which resulted in a total payout against total target of 102.7%, which is lower than the other NEOs.

The bonus targets for the NEOs employed on December 31, 2010 ranged from 45 percent to 100 percent of base salary. These targets were unchanged from 2009 with the exception of Mr. Maxsimic’s STIP target which was increased based on market and peer analysis conducted by DC&P and the decision to eliminate his separate sales incentive which had traditionally been paid in addition to STIP. Our executives’ STIP targets are set based primarily on the target ranges provided by DC&P. Their current STIP percentages represent what we believe is appropriate positioning within these targets based on their experience, performance and role in the Company.

Named executives received 2010 STIP payment as shown below based on the achievement outlined in the previous chart:

		Percentage	Percentage	Percentage
		of Eligible	of Eligible	of Eligible	Actual Percentage
	Eligible	Earnings at	Earnings at	Earnings at	of Eligible Earnings	Actual
Named Executive Officer	Earnings(1)	Threshold	Target	Maximum	Paid	Award

Michael E. Dubyak	$526,457	25.0%	100.0%	189.9%	147.6%	$777,261
Melissa D. Smith	$345,385	15.0%	60.0%	120.0%	88.6%	$305,956
David D. Maxsimic	$307,615	18.75%	75.0%	150.0%	110.7%	$340,623
George W. Hogan	$242,308	11.25%	45.0%	90.0%	46.2%	$111,994
Hilary A. Rapkin	$235,838	11.25%	45.0%	90.0%	66.4%	$156,686

(1)	STIP Eligible Earnings include total gross pay for the applicable plan year excluding salary or wages classified by the Company as disability pay, commission/incentive pay and bonuses.

In addition to the STIP payments detailed in this section, the Committee determined that Mr. Hogan would receive a discretionary cash bonus of $50,000 for his extraordinary efforts in support of Wright Express’ international expansion in 2010, which were not reflected in the performance result for the international finance metric in STIP. His total cash incentive payout in 2010 was $161,994.

Long-Term Incentive Compensation.  The Company provides long-term equity-based incentives through the Wright Express Corporation Long-Term Incentive Program, or LTIP. Grants under the LTIP have generally been provided as a mix of performance-based restricted stock units, or PSUs, which vest from 0% to 200% based on the achievement of performance goals and restricted stock units, or RSUs, which vest based on the passage of time. The metric used to determine the vesting of PSUs has generally been the achievement of adjusted net income targets and/or revenue targets set by the Committee. PSUs and RSUs generally vest over a three or four year period of employment. Executive overall compensation is weighted more heavily toward equity than cash as compared to non-executive employees.

The 2010 LTIP was implemented pursuant to our 2005 Equity and Incentive Plan which allows us to grant employees and directors stock options, stock awards (including restricted stock units), stock appreciation rights, performance-contingent awards and other awards. Eligible participants include executive officers and other selected employees in the Company. Each of the executive officers received a grant in 2010 through the LTIP.

The Committee grants stock awards at the fair market value of the stock at the time of grant. In determining the size of equity grants to executive officers, the Committee considers the survey data described above. The Committee also reviews potential equity ownership as a percentage of shares outstanding for each executive versus comparable positions within the peer group. Management does not grant awards without Committee approval. With the exception of limited grants to newly hired associates, grants are generally awarded in the first quarter of each year.

2010 Growth Grant.  In March 2010, executive LTIP award targets for the annual grant were set after consideration of the data provided by DC&P. The 2010 Growth Grant was designed to support our long-term strategic plan and reward each of the NEOs for his or her contribution to the achievement of plan goals through 2012. While other NEO equity grants were 60% PSUs and 40% time vested RSUs, Mr. Dubyak’s grant was evenly split between stock options and PSUs in an effort to further align his interests with our stockholders. The RSUs and options in the 2010 Growth Grant vest equally over three years on the anniversary of the grant date. The PSUs vest, assuming performance criteria are met, on the third anniversary of the grant.

Mr. Dubyak’s 2010 equity grant value is larger than the other NEOs due to the scope of his role as Chairman, President and CEO and the stock options granted to Mr. Dubyak include a holding period of two years from vesting date for the net proceeds of any exercise. In determining the appropriate level for each of the named executive officer grants, the Committee reviewed a range of values provided by DC&P with the midpoint of the range being a blend of peer data and market data for the roles held by Mr. Dubyak, Ms. Smith and Mr. Maxsimic. Given the lack of comparable peer positions for the remaining two NEOs, only market data was used to determine their appropriate LTIP targets.

The following table reflects the vesting factors approved for the PSUs in the 2010 Growth Grant in March of 2010:

Metric Weighting

2012 PPG Adjusted Revenue	60%
2012 Reported ANI	40%

In addition to the metrics outlined above, regardless of the performance against the metrics, no shares would be earned by the NEOs unless 2010-2012 average Return on Invested Capital or ROIC was at or above a pre-established threshold. This “hurdle” was established to ensure that revenue is sustainable at our current margin, which supports the long-term financial strength of the Company.

The payout rate, which is also sometimes referred to as the “conversion level” of PSUs to shares of Company common stock, for each of the metrics is determined in accordance with the following schedule:

PSU Conversion Levels

Company Performance	Shares Issued as a Percent of PSU Target Award
Below Threshold	0%
Threshold*	50%
Target*	100%
Maximum*	200%
Above Maximum	200%

*	The conversion level is ratable between threshold, target, and maximum based on actual performance.

Threshold performance must be achieved for both the PPG Adjusted Revenue and Reported ANI metrics for any PSUs to vest.

Amendment of 2010 Growth Grant.  On April 8, 2011, the Committee amended the performance-based restricted stock units originally granted in March 2010 to the NEOs. At the time of the amendment, payout under the original 2010 PSUs was considered to be “probable” under applicable accounting standards.

As amended, the achievement of a targeted ROIC objective will be a separate and independent performance metric, rather than a condition to any payout with respect to the PPG Adjusted Revenue and Reported ANI metrics. The following table reflects the three vesting factors for the 2010 PSUs, as amended for the NEOs:

Metric Weighting

2012 PPG Adjusted Revenue	45%
2012 Reported ANI	30%
2010-2012 Average ROIC	25%

The threshold, target and maximum amounts for the PPG Adjusted Revenue and Reported ANI metrics have not been changed from those established at the time of grant in March 2010. Threshold, target and maximum amounts were established by the Committee in April 2011 for the new separate and independent ROIC metric. The target level for the new ROIC metric was set at an amount equal to the baseline “hurdle” ROIC level that was included in the original award. The threshold and maximum levels are lower and higher, respectively, than the original baseline “hurdle” ROIC level.

Because detailed disclosure of performance goals relating to future revenue, ANI and ROIC could be harmful to our competitive position and is not material to an investor’s understanding of 2010 compensation, we have sought and received confidential treatment of the specific metrics from the SEC. In addition, specifically disclosing performance goals for these metrics could put us at harm when negotiating future contracts with both customers and suppliers. The performance targets for each metric were considered reasonably difficult to achieve at the time they were set based on our historic levels of performance and internal projections for future growth.

The Committee approved the amendment of the 2010 PSUs in order to strengthen the alignment of the awards with the goal of the original grant, which was to incentivize long-term growth. The amendments improve the alignment of the 2010 PSUs with the Company’s business and acquisition strategy by better supporting the

Company’s objective of acquiring businesses that will support long-term growth, even though, on a short-term basis such acquisitions may reduce the likelihood of the baseline ROIC level being met at the end of 2012.

The Committee concluded that the amended 2010 PSUs also continue to achieve the original objective of ensuring that revenue from ongoing operations is sustainable, which supports the Company’s long-term financial strength. In acting to approve the amendment, the Committee took into consideration that the amendment will cause the 2010 PSUs to become subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Committee determined that the benefits of amending the 2010 PSUs outweighed the potential loss of tax deductibility.

The Committee also took into consideration that (1) following the Company’s September 2010 acquisition of RD Card Holdings Australia Pty Ltd., now referred to as Wright Express Australia, and the March 2011 acquisition of rapid! PayCard, the Company’s ROIC satisfied the baseline ROIC level and (2) the Company will not record any current incremental compensation expense in connection with this amendment because payout under the 2010 PSUs was considered to be “probable” under applicable accounting standards at the time of the amendment.

Given the goals of the 2010 Growth Grant, as amended, if the maximum level of PSUs become vested as a result of the performance of the Company, the Committee believes the total compensation provided to the NEOs would reflect an appropriate pay-for-performance alignment.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code generally places a limit of $1 million on the amount of compensation that Wright Express may deduct in any one year with respect to its CEO and the other three officers (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the most highly paid executive officers, other than our CFO. Wright Express receives no federal income tax deduction for any compensation that is (a) over $1 million and (b) is not performance-based as defined under Section 162(m). The STIP as well as the PSU and options components of our LTIP are generally intended to provide fully tax-deductible compensation. As discussed above, the PSUs originally granted in March 2010 will not qualify as performance-based compensation under Section 162(m). The time-based RSU component of our LTIP and discretionary cash bonuses are not considered performance-based under Section 162(m). The Committee has the authority to adjust payments under the STIP and LTIP up or down at its discretion with the exception of any adjustments which may increase or accelerate payment to any participant who is impacted by Section 162(m). The Committee may approve compensation that is not considered performance-based under Section 162(m) when it believes that such compensation is appropriate and consistent with our goal of building long-term stockholder value. In 2010, Mr. Dubyak received $436,364 in non-deductible compensation over the $1 million limit imposed by Section 162(m) of the Internal Revenue Code. No other named executive officers received non-deductible compensation over the 162(m) limit of $1 million.

Executive Officer Equity Ownership Guidelines.  We believe executive ownership of Company securities demonstrates a commitment to continued success and aligns the efforts of our executives with stockholders. The Committee established equity ownership guidelines for all executive officers in October 2005. “Equity,” for the purposes of executive officer ownership guidelines, includes shares of our common stock and ownership interests in the Wright Express Common Stock Fund held in the Company’s 401(k) Plan. It does not include any RSUs or PSUs prior to their vesting and conversion to shares of stock.

In December of 2010, the Committee voted to increase the ownership requirements under the policy. These new guidelines require Mr. Dubyak to hold securities equal in value to at least 4 times his annual base salary (an increase from the prior guideline of 3 times), Executive Vice Presidents to hold 2.5 times their annual base salaries (an increase from the prior guideline of 1 times) and all other executive officers to hold 1.5 times their annual base salaries (an increase from the prior guideline of 1 times). Beyond these ownership guidelines, the Company does not have a policy specifying a minimum period of time an executive must hold some or all of the Company shares obtained upon exercise of options or vesting of stock units. The policy requires existing officers to achieve their required ownership level within four years and newly appointed officers must now achieve their required ownership within three years of appointment.

The annual measurement date under the guidelines is July 31 of each year. For 2010, all named executive officers were in compliance with the guidelines as in effect prior to the amendment in December 2010. The Committee will continue to monitor compliance with the new policy.

Employment Agreements.  The Company provides employment agreements which include severance and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. In addition, our employment agreements contain non-compete, non-solicitation, non-disparagement and non-disclosure provisions which protect the Company in the event that an executive terminates his or her employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted and reviewed by the Committee annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Committee. The specific material provisions of these contracts are discussed in the “Employment Agreements, Severance and Change of Control Benefits” section of this proxy.

Benefits and Perquisites.  We provide competitive benefits to attract and retain high performing associates at all levels. This includes a health and welfare benefits package and a 401(k) plan. We offer a modest perquisites package to executives representing the benefits we have identified as most critical in attracting and retaining executives.

Nonqualified Deferred Compensation.  The Company administers an Executive Deferred Compensation Plan, or EDCP, that provides each of the executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of annual incentive compensation. The Company provides a match of up to 6 percent of the participant’s annual incentive compensation deferred into the EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the EDCP generally mirror those used in the 401(k) Plan.

Each of the named executives serving in his or her role at the time of election chose to defer a portion of his or her 2010 bonus into the EDCP in 2011. No named executive deferred a portion of his or her base salary into the EDCP in 2010.

Prior to our initial public offering, we offered the Wright Express Corporation Supplemental Investment and Savings Plan, or SERP, which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Mr. Dubyak and Ms. Smith have balances in this plan, which continue to earn investment returns based on the funds they selected. These investment returns are market competitive for the type of funds offered; there is no preferential interest earned in either the EDCP or SERP accounts. No other executive officers participated in the SERP when it was an active plan.

Other Benefits.  The Company historically provided personal financial advisory services, a Company-sponsored automobile and limited use of the corporate country club membership to the named executive officers. The named executives were responsible for the taxes on the value of these benefits. In December 2010, the Company eliminated the personal financial advisory benefit and the limited use of the country club membership to each named executive officer effective January 1, 2011. Executive base salaries were increased by the value of this benefit on January 1, 2011. Executives with Company sponsored automobiles are also required to surrender their Company-sponsored automobile by December 31, 2011, at which time their base salary will be increased by the value of this benefit.

Travel.  Directors and executive officers, when traveling on Wright Express business, are reimbursed for their travel costs. No personal travel for directors or executive officers was reimbursed in 2010.

The aggregate value of all perquisites received by each of the executive officers in 2010 is detailed in the footnotes to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee is comprised entirely of independent directors as determined by the Board of Directors in accordance with its independence guidelines and the listing standards of the New York Stock Exchange.

The compensation committee is responsible for review and oversight of executive compensation. This includes approval of corporate goals and objectives used in the compensation programs for executives as well as setting executive compensation and approving annual incentive plan payouts and long-term incentive stock grants. In connection with that responsibility, the compensation committee reports to the Board on the Company’s activities at each meeting of the Board. The compensation committee charter, which describes in detail the purpose, structure, membership, authority, responsibilities, procedures and administration of the compensation committee is available on the Company’s website.

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with members of senior management and, based on this review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and proxy statement on Schedule 14A.

THE COMPENSATION COMMITTEE

Kirk P. Pond, Chair
Shikhar Ghosh
Regina O. Sommer

SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Michael E. Dubyak	2010	$526,457	—	$939,375	$1,867,346	$777,261	$25,232	$103,983	$4,239,654
Chairman, President and	2009	$515,000	$25,880	$499,990	$718,897	$1,000,000	$34,412	$107,167	$2,901,346
Chief Executive Officer	2008	$492,082	—	$1,199,979	—	—	$(41,976)	$55,980	$1,706,065
Melissa D. Smith(8)	2010	$345,385	—	$486,596	—	$305,956	$8,353	$58,947	$1,205,237
Chief Financial Officer and	2009	$320,000	—	$176,990	$258,598	$382,464	$9,962	$67,904	$1,215,918
Executive Vice President,	2008	$320,000	—	$369,997	—	—	$(22,947)	$46,184	$713,234
Finance and Operations
David D. Maxsimic	2010	$307,615	—	$328,781	—	$340,623	—	$54,397	$1,031,416
Executive Vice President,	2009	$300,000	—	$164,995	$235,097	$378,680	—	$64,170	$1,142,942
Sales and Marketing	2008	$300,000	—	$369,997	—	—	—	$46,223	$716,220
George W. Hogan(9)	2010	$242,308	$50,000	$194,639	—	$111,994	—	$44,442	$643,383
Senior Vice President, IT and Chief Information Officer
Hilary A. Rapkin	2010	$235,838	—	$164,398	—	$156,686	—	$44,822	$601,744
Senior Vice President,	2009	$230,000	—	$87,489	$131,499	$206,172	—	$55,777	$710,937
General Counsel and	2008	$226,923	—	$234,984	—	—	—	$46,263	$508,170
Corporate Secretary

(1)	Includes amounts that may be contributed by each named executive officer on a pre-tax basis to the Company’s 401(k) plan and Executive Deferred Compensation Plan.

(2)	In March 2010, at the time the compensation committee approved Mr. Dubyak’s Short-Term Incentive Program payout of $1,000,000 (the maximum amount payable under that program), the compensation committee also approved a discretionary bonus with respect to 2009 performance to Mr. Dubyak in the amount of $25,880. In January 2011, the compensation committee approved a discretionary bonus, with respect to 2010 performance, to Mr. Hogan in the amount of $50,000.

(3)	The amounts shown in this column represent the aggregate grant date fair value of stock awards made during 2010, 2009, and 2008, respectively, calculated in accordance with FASB ASC Topic 718. For 2010, assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. For 2009, assumptions used in the calculation of these amounts are included in Note 20 to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2010. For 2008, assumptions used in the calculation of these amounts are included in Note 21 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009. For PSUs granted on March 3, 2010, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The value of the 2010 awards at the grant date assuming that the highest level of performance conditions was achieved was $3,757,500, $834,165, $563,625, $333,666 and $281,843 for Mr. Dubyak, Ms. Smith, Mr. Maxsimic, Mr. Hogan and Ms. Rapkin, respectively. The value of the 2008 awards at the grant date assuming that the highest level of performance conditions was achieved was $2,399,959, $739,994, $739,994, and $293,970 for Mr. Dubyak, Ms. Smith, Mr. Maxsimic, and Ms. Rapkin, respectively.

(4)	The amounts shown in this column represent the aggregate grant date fair value of option awards made during 2010 and 2009, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2010, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2011. The amounts reflected in this column do not represent the actual amounts paid to or realized by the named executive officers for these awards during fiscal year 2010 and 2009, respectively.

(5)	The amounts shown reflect the cash incentive awarded in March 2011 for 2010 Short-Term Incentive program results, and March 2010 for 2009 Short-Term Incentive Program results and include amounts contributed by each Named Executive Officer on a pretax basis to the Company’s Executive Deferred Compensation Plan. There were no cash incentives awarded for the 2008 Short Term Incentive Program.

(6)	The amounts shown reflect Supplemental Executive Retirement Account earnings.

(7)	The following table describes the elements that are represented in the “All Other Compensation” column for 2010:

ALL OTHER COMPENSATION

			401(k)	EDCP
	Company	Financial	Employer	Employer
	Vehicle	Planning	Match	Match	Total
Name	($)(a)	($)(b)	($)	($)	($)

Michael E. Dubyak	$13,750	$15,948	$14,285	$60,000	$103,983
Melissa D. Smith	$13,250	$8,491	$14,258	$22,948	$58,947
David D. Maxsimic	$11,552	$8,945	$14,179	$19,721	$54,397
George W. Hogan	$11,490	$8,747	$13,461	$10,744	$44,442
Hilary A. Rapkin	$11,279	$8,663	$12,510	$12,370	$44,822

(a)	Reflects the value of the annual lease and maintenance costs that were paid on behalf of the executive by the Company.

(b)	Reflects the financial advisory services value plus the travel and expense reimbursement for the financial advisor.

(8)	Until April 6, 2011, Ms. Smith served as our Chief Financial Officer and Executive Vice President, Finance and Operations. As of April 6, 2011, Ms. Smith was appointed as our President, North America and Steven Elder was appointed as our Senior Vice President and Chief Financial Officer.

(9)	Mr. Hogan was not a named executive officer during 2009 and 2008, and therefore no information is presented for these years.

GRANTS OF PLAN-BASED AWARDS

The following table represents all plan-based awards granted to the named executive officers in 2010:

									All
									Other	All Other
									Stock	Option
									Awards:	Awards:	Exercise
									Number	Number of	or Base	Grant Date
			Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Securities	Price of	Fair Value of
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Stock and
	Type of	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Award(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	($)

Michael E. Dubyak	STIP	—	$132,135	$528,540	$1,000,000	—	—	—	—	—	—	—
	NQO	3/3/2010	—	—	—	—	—	—	—	131,250	$30.06	$1,867,346
	PSU	3/3/2010	—	—	—	31,250	62,500	125,000	—	—	—	$939,375
Melissa D. Smith	STIP	—	$52,500	$210,000	$420,000	—	—	—	—	—	—	—
	RSU	3/3/2010	—	—	—	—	—	—	9,250	—	—	$278,055
	PSU	3/3/2010	—	—	—	6,938	13,875	27,750	—	—	—	$208,541
David D. Maxsimic	STIP	—	$57,938	$231,750	$463,500	—	—	—	—	—	—	—
	RSU	3/3/2010	—	—	—	—	—	—	6,250	—	—	$187,875
	PSU	3/3/2010	—	—	—	4,688	9,375	18,750	—	—	—	$140,906
George W. Hogan	STIP	—	$28,125	$112,500	$225,000	—	—	—	—	—	—	—
	RSU	3/3/2010	—	—	—	—	—	—	3,700	—	—	$111,222
	PSU	3/3/2010	—	—	—	2,775	5,550	11,100	—	—	—	$83,417
Hilary A. Rapkin	STIP	—	$26,651	$106,605	$213,210	—	—	—	—	—	—	—
	RSU	3/3/2010	—	—	—	—	—	—	3,125	—	—	$93,938
	PSU	3/3/2010	—	—	—	2,344	4,688	9,376	—	—	—	$70,461

(1)	Type of Award: STIP = Short Term Incentive Program (cash); NQO = Non-Qualified Stock Option; RSU = Restricted Stock Unit; PSU = Performance-Based Restricted Stock Unit. All awards are granted under our 2005 Equity and Incentive Plan.

(2)	Performance-based restricted stock units or PSUs granted on March 3, 2010 vest on the third anniversary of the grant based on the achievement of predetermined performance goals for the Company’s annual revenue and adjusted net income for 2012 and the return on invested capital metric as defined in the plan. The number of PSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(3)	Restricted stock units or RSUs granted on March 3, 2010 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each named executive officer was determined by dividing the total award amount granted by the fair market value of our common stock on the date of grant.

(4)	Non-Qualified Stock Options granted on March 3, 2010 vest over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of stock options received by each named executive officer was determined by dividing the total award amount granted by the compensation committee by the Black-Scholes valuation of our common stock.

OPTION EXERCISES AND STOCK VESTED

The following table represents stock options exercised and stock vested in 2010 by each of the named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired on	Upon	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)	($)

Michael E. Dubyak	61,342	$1,501,784	29,571	$909,907
Melissa D. Smith	—	—	9,511	$292,527
David D. Maxsimic	11,729	$252,035	9,366	$288,096
George W. Hogan	8,410	$182,828	3,111	$95,264
Hilary A. Rapkin	9,093	$194,283	6,221	$196,987

OUTSTANDING EQUITY AWARDS

The following table represents stock options and unvested stock units held by each of the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
			Equity					Plan	Plan Awards
			Incentive					Awards	Market or
			Plan					Number of	Payout
			Awards:				Market	Unearned	Value of
	Number of	Number of	Number of			Number of	Value of	Shares,	Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units	Shares,
	Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)

Michael E. Dubyak		19,900	—	$13.51	02/13/17	35,071	$1,613,266	—	—
		58,304	—	$13.60	03/05/17	—	—	83,656	$3,848,176
		131,250	—	$30.06	03/03/18	—	—	—	—
Melissa D. Smith	7,418	7,418	—	$13.51	02/13/17	20,939	$963,194	—	—
	10,304	20,640	—	$13.60	03/05/17	—	—	21,632	$995,072
David D. Maxsimic	4,248	6,373	—	$13.51	02/13/17	17,727	$815,442	—	—
		19,241	—	$13.60	03/05/17			18,542	$852,932
George W. Hogan		3,127	—	$13.51	02/13/17	9,461	$435,206	—	—
		10,582	—	$13.60	03/05/17	—	—	9,781	$449,926
Hilary A. Rapkin		4,000	—	$13.51	02/13/17	10,209	$469,614	—	—
		10,204	—	$13.60	03/05/17	—	—	8,919	$410,274

(1)	Non-Qualified Stock Options expiring on February 13, 2017 were granted on February 13, 2009 and vest over two years at a rate of one half of the total award per year beginning on the first anniversary of the grant date. Non-Qualified Stock Options expiring on March 5, 2017 were granted on March 5, 2009 and those expiring on March 3, 2018 were granted on March 3, 2010 and each vests over three years at a rate of one third of the total award per year beginning on the first anniversary of the grant date.

(2)	The following Table shows the RSUs, by grant date, which have not yet vested as of December 31, 2010:

	March 30,	March 31,	March 5,	March 3,	Total
Name	2007 (#)	2008 (#)	2009 (#)	2010 (#)	(#)

Michael E. Dubyak	10,549	0	24,522	0	35,071
Melissa D. Smith	3,008	0	8,681	9,250	20,939
David D. Maxsimic	3,384	0	8,093	6,250	17,727
Hilary A. Rapkin	1,786	1,007	4,291	3,125	10,209
George W. Hogan	471	839	4,451	3,700	9,461

Grant Date	Stock Award Vesting Schedule

March 30, 2007	Vests at a rate of one quarter of the total award per year beginning on the first anniversary of the grant date
March 31, 2008	Vests at a rate of one quarter of the total award per year beginning on the first anniversary of the grant date
March 5, 2009	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date
March 3, 2010	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date

(3)	Reflects the value as calculated based on the closing price of the Company’s common stock ($46.00) on December 31, 2010.

(4)	These amounts represent the number of PSUs granted assuming target performance conditions are met. The PSUs granted on September 7, 2007, which lapsed on December 31, 2010, would have converted to RSUs based on the achievement of predetermined performance goals for the Company’s annual revenue and adjusted net income for 2010. The PSUs granted on March 3, 2010, may convert to RSUs based on the achievement of predetermined performance goals for the Company’s annual revenue and adjusted net income for 2012 and the return on invested capital metric as defined in the plan. The following table shows the PSUs, by grant date, where achievement of the performance conditions have not yet been determined as of December, 31, 2010:

	September 7, 2007	March 3, 2010	Total
Name	(#)	(#)(a)	(#)

Michael E. Dubyak	21,156	62,500	83,656
Melissa D. Smith	7,757	13,875	21,632
David D. Maxsimic	9,167	9,375	18,542
George W. Hogan	4,231	5,550	9,781
Hilary A. Rapkin	4,231	4,688	8,919

(a)	These shares are reflected at target performance. If the shares were to vest at maximum performance, the shares would vest as follows: Mr. Dubyak - 125,000 shares; Ms. Smith - 27,750; Mr. Maxsimic - 18,750; Mr. Hogan - 11,100; and, Ms. Rapkin - 9,376.

NONQUALIFIED DEFERRED COMPENSATION

The following table represents the amounts deferred by each of the named executive officers in the Wright Express Corporation Executive Deferred Compensation Plan, or EDCP, and the Wright Express Corporation Supplemental Investment & Savings Plan, or SERP. The EDCP and SERP, which was frozen to new contributions on December 31, 2004, are described in the Non-qualified Deferred Compensation section of the Compensation Discussion and Analysis.

		Executive	Registrant	Aggregate	Aggregate
		Contributions in	Contributions in	Earnings in	Balance at
Name	Plan	Last FY ($)	Last FY ($)(1)	Last FY ($)(2)	Last FYE ($)(3)

Michael E. Dubyak	SERP	—	—	25,232 (4)	330,898 (4)
	EDCP	46,636	46,636	64,558	745,851
Melissa D. Smith	SERP	—	—	8,353 (4)	58,482 (4)
	EDCP	18,357	18,357	12,346	150,459
David D. Maxsimic	EDCP	68,125	20,437	24,269	299,018
George W. Hogan	EDCP	6,720	6,720	2,193	37,121
Hilary A. Rapkin	EDCP	9,401	9,401	6,000	71,276

(1)	Participant contributions to the Wright Express Corporation EDCP are matched on annual incentive compensation payments only. Wright Express matches the executives’ incentive compensation deferral up to a maximum of 6% of their total incentive compensation award.

(2)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(3)	Portions of the amounts shown in this column have been previously reported in the Salary, Non-Equity Incentive Plan Compensation and All Other Compensation columns of the Summary Compensation Table in previous years, as follows:

		Non-Equity
		Incentive Plan	All Other
Name	Salary	Compensation	Compensation	Total

Michael E. Dubyak	—	424,765	163,514	588,279
Melissa D. Smith	—	59,589	59,589	119,178
David D. Maxsimic	37,363	105,711	58,023	201,097
George W. Hogan	—	17,464	17,464	34,928
Hilary A. Rapkin	—	31,439	31,439	62,878

(4)	Includes the earnings and balance on December 31, 2010, of the SERP which is explained in the Nonqualified Deferred Compensation section of the Compensation Discussion and Analysis.

During the year ended December 31, 2010, participants were given the opportunity to select among various funds in the SERP and EDCP. The table below shows the funds available to participants and their annual rate of return for the year ended December 31, 2010. The investment alternatives in the EDCP are the same as those available under our 401(k) plan with the exception of the BlackRock S&P 500 Index Fund. The comparable fund used in the 401(k), Merrill Lynch Equity Index Trust Tier 13, is a collective trust and cannot be used in a non-qualified plan such as the EDCP.

Rate of Return

SERP

Principal Global Investors Money Market	(0.42)%
Principal Global Investors Bond & Mortgage Securities	11.19%
Principal Global Investors Government & High Quality Bond	5.40%
Principal Global Investors Balanced	13.15%
Principal Global Investors LargeCap Growth	17.88%
Principal Global Investors LargeCap Value	13.60%
Principal Global Investors MidCap Blend	23.58%
Principal Global Investors Diversified International	13.25%
EDCP

American Funds Growth Fund of America (R-4)	9.39%
BlackRock S&P 500 Index (I)	14.75%
The Oakmark Equity & Income Fund	9.50%
Davis New York Venture Fund Incorporated (Y)	12.40%
DWS RREEF Real Estate Securities Fund (A)	28.66%
American EuroPacific Growth Fund (R-4)	9.93%
Goldman Sachs Large Cap Value Fund	12.56%
Perkins MidCap Value Fund	14.65%
Prudential Jennison Small Comp	25.62%
ML Retirement Reserves	0.01%
Oppenheimer Developing Markets Fund (A)	26.98%
Victory Small Business Opportunity Fund (A)	21.53%
PIMCO Total Return Fund (A)	8.56%
Principal High Yield Fund	13.76%
Goldman Sachs Growth Opportunities Fund	19.10%
Wright Express Corporation Common Stock Fund	38.10%

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL BENEFITS

The Company provides employment agreements which include severance and change of control benefits to attract and retain key executive officers. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. These employment agreements represent competitive severance and change of control benefits based on analysis conducted by DolmatConnell & Partners, Inc. and reviewed by the Compensation Committee. The Compensation Committee reviews these agreements annually to assess whether the total value to an executive provided by the agreement remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Compensation Committee. The agreements contain the following provisions:

	Mr. Dubyak	Ms. Smith	Mr. Maxsimic(1)	Mr. Hogan	Ms. Rapkin
Basic Severance Benefit

Severance Payment	2x (base salary plus target bonus)	1x (base salary plus target bonus)		1x base salary

Accelerated Vesting of Equity	2 years	1 year	None

Health Benefit Continuation	1 year	1 year	None

Change of Control(2) (COC) Severance Benefit (Double Trigger: requires COC and loss of comparable position)

Severance Payment	3x (base salary plus target bonus)	2x (base salary plus target bonus)

Accelerated Vesting of Equity	100 percent

Health Benefit Continuation	3 years	2 years

Other Agreement Provisions

280G Gross Up(3)	Yes	No

Non-Compete(4)

Non-Solicitation (5)	2 years for without cause COC termination; 1 year otherwise

Non-Disparagement (6

Non-Disclosure(7)	Indefinitely

(1)	On April 6, 2011, Mr. Maxsimic signed an Executive Retention Agreement with the Company pursuant to which Mr. Maxsimic agreed to enhanced non-competition and non-solicitation obligations for up to two years following the termination of his employment for any reason (the “Restricted Period”). In consideration for these provisions, the Agreement provides that (1) certain stock option, restricted stock unit and performance-based restricted stock unit awards granted to Mr. Maxsimic in 2009, 2010 and 2011 (the “Outstanding Awards”) will continue to vest in the event that his employment is terminated without cause or upon constructive discharge and (2) the Company will grant to him a restricted stock unit award with respect to a number of shares of Company Common Stock equal to $100,000 divided by the closing price of the Common Stock on the New York Stock Exchange on the date of grant (the “New 2011 RSU Award”). Fifty percent (after satisfaction of tax withholding obligations) of the number of shares of Common Stock that otherwise would be delivered to Mr. Maxsimic with respect to any shares delivered pursuant to the continued vesting of the Outstanding Awards (other than stock options) will be deposited in escrow with the Company through and until the end of the Restricted Period. In the event that Mr. Maxsimic violates the Agreement’s non-competition and non-solicitation provisions, the escrowed shares will be forfeited back to the Company for no consideration. The Agreement modifies and supersedes the non-competition and non-solicitation provisions contained in the Employment Agreement, effective as of October 28, 2005, by and between the Company and Mr. Maxsimic except that the restricted period in the agreement will revert back to the restricted period in the employment agreement on the second anniversary of the March 10, 2010 grant.

(2)	“Change of control” means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(3)	In the event any payment or distribution to Mr. Dubyak under his employment agreement is determined to be subject to additional taxes under Section 280G of the Internal Revenue Code, he is entitled to receive a payment on an after-tax basis equal to the excise taxes imposed, and any penalties and interest. The decision to provide Mr. Dubyak with a 280G gross up was made at the time his agreement was executed in October 2005, after reviewing the standard provisions of agreements for executives at his level. The terms of these agreements continue from their original execution dates; no affirmative action was taken to renew the terms of the agreements.

(4)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from performing any acts which advance the interests of any existing or prospective competitors of Wright Express during the period specified in the agreement.

(5)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from soliciting customers or employees to terminate their relationship with the Company.

(6)	Each of the employment agreements signed by the executive officers contains a provision which restricts them from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.

(7)	Each of the employment agreements signed by the executive officers contains a provision which restricts the executive from disclosing confidential information as defined in the agreement.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT

The following chart shows the payments to each Named Executive Officer which would be made as a result of possible termination scenarios assuming each had occurred on December 31, 2010:

	Voluntary
	Termination or	Involuntary
	Involuntary	Termination	Change in
	Termination For	Without	Control With
	Cause	Cause	Termination	Disability	Death
Named Executive Officer	($)	($)	($)	($)	($)

Michael E. Dubyak
Acceleration of Equity Awards(1)	—	$6,515,390	$10,089,168	—	$10,089,168
Salary and Benefits Continuation	—	$1,068,188	$1,618,943	—	—
Short Term Incentive Program	—	$1,057,080	$1,585,620	$528,540	$528,540
Non-Qualified Plan(2)	$983,478	$983,478	$983,478	$983,478	$983,478
280G Gross-up	—	—	$2,701,155	—	—

Total	$983,478	$9,624,136	$16,978,364	$1,512,018	$11,601,186

Melissa D. Smith
Acceleration of Equity Awards(1)	—	$1,411,094	$2,868,013	—	$2,868,013
Salary and Benefits Continuation	—	$355,833	$711,666	—	—
Short Term Incentive Program	—	$210,000	$420,000	$210,000	$210,000
Non-Qualified Plan(2)	$172,226	$172,226	$172,226	$172,226	$172,226

Total	$172,226	$2,149,153	$4,171,905	$382,226	$3,250,239

David D. Maxsimic(3)
Acceleration of Equity Awards(1)	—	—	$2,498,841	—	$2,498,841
Salary and Benefits Continuation	—	$309,000	$652,403	—	—
Short Term Incentive Program	—	$231,750	$463,500	$231,750	$231,750
Non-Qualified Plan(2)	$210,456	$210,456	$210,456	$210,456	$210,456

Total	$210,456	$751,206	$3,825,200	$442,206	$2,941,047

George W. Hogan
Acceleration of Equity Awards(1)	—	—	$1,329,585	—	$1,329,585
Salary and Benefits Continuation	—	$250,000	$534,403	—	—
Short Term Incentive Program	—	—	$225,000	$112,500	$112,500
Non-Qualified Plan(2)	$23,682	$23,682	$23,682	$23,682	$23,682

Total	$23,682	$273,682	$2,112,670	$136,182	$1,465,767

Hilary A. Rapkin
Acceleration of Equity Awards(1)	—	—	$1,340,458	—	$1,340,458
Salary and Benefits Continuation	—	$236,900	$507,978	—	—
Short Term Incentive Program	—	—	$213,210	$106,605	$106,605
Non-Qualified Plan(2)	$52,474	$52,474	$52,474	$52,474	$52,474

Total	$52,474	$289,374	$2,114,120	$159,079	$1,499,537

(1)	For purposes of these calculations, the stock price used to calculate potential payments was the closing price on December 31, 2010, being $46.00.

(2)	As used in this table, Non-Qualified Plan Payout includes the participants’ balances in their EDCP and SERP accounts.

(3)	On April 6, 2011, Mr. Maxsimic signed an Executive Retention Agreement with the Company pursuant to certain stock option, restricted stock unit and performance-based restricted stock unit awards granted in 2009, 2010 and 2011 will continue to vest in the event that his employment is terminated without cause or upon constructive discharge. Fifty percent (after satisfaction of tax withholding obligations) of the number of shares of Common Stock that otherwise would be delivered pursuant to the continued vesting of the outstanding awards (other than stock options) will be deposited in escrow until the end of the restricted period as defined in the agreement. The payments reflected above do not give effect to that agreement as it became effective on April 6, 2011.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information about shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2010. The Company’s only equity plan, the 2010 Equity and Incentive plan, has been approved by our stockholders.

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options	Outstanding Options	(Excluding Securities
	and Restricted	(Excludes Restricted	Reflected in First
	Stock Units	Stock Units)	Column)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by Company security holders	1,183,503	$17.32	4,515,851

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the reports and written representations submitted to us, we believe that during 2010 all filings with the SEC by our officers, directors and 10 percent stockholders timely complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Exchange Act of 1934.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Wright Express is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5 percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. The Audit Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.

The Audit Committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is not inconsistent with the Company’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $750,000 or 1 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company’s annual consolidated gross revenues; and

•	a transaction that is specifically contemplated by provisions of the Company’s charter or bylaws.

There were no relationships or related transactions in 2010 which required review under the policy.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote “for” each director nominee or withhold your vote from one or more of the nominees.

You may vote “for” or “against” or “abstain” from voting on the proposals regarding the advisory vote on executive compensation and ratification of the independent registered public accounting firm. If you abstain from voting on either of these proposals, it will have the same effect as a vote “against” the proposal.

You may vote for “One Year,” “Two Years,” “Three Years” or “abstain” on the proposal regarding the advisory vote on frequency of future executive compensation advisory votes. Abstentions will be included in the denominator in calculating whether any of the three frequency choices has received majority support.

If you provide your voting instructions on your proxy, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:

•	for the three named nominees for directors,

•	for the approval of the company’s executive compensation,

•	for ONE YEAR, as the frequency of future votes on executive compensation, and

•	for the ratification of Deloitte & Touche LLP as the auditors.

What if I do not vote?

The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record will be able to vote your shares in its discretion regarding the ratification of the Company’s independent auditors. However, your bank, broker or other holder of record will not be able to vote your shares in its discretion in the election of directors, the advisory vote on executive compensation or the advisory vote on the frequency of future executive compensation advisory votes. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting, or

•	voting at the meeting.

What happens if a director nominee is unable to stand for election?

The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than three nominees.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

How many votes are needed to approve the election of the directors?

Directors will be elected by a plurality of the votes cast at the meeting.

How many votes are needed to approve the advisory vote on executive compensation, the advisory vote on the frequency of future executive compensation advisory votes, and to ratify the selection of the independent registered public accounting firm?

The affirmative vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote is required for: approval of the advisory vote on executive compensation; approval of one of the three frequency options under the advisory vote on the frequency of future executive compensation advisory votes; and approval of the ratification of the selection of the independent registered public accounting firm. An abstention will be included in the denominator for purposes of determining the number of affirmative votes required for approval. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved. With respect to Item 3, if none of the frequency options receives the vote of the holders of a majority of the shares present at the meeting in person, or by proxy, and entitled to vote, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders.

What is the effect of not submitting my proxy if my shares are held in the Wright Express Corporation Employee Savings Plan?

The trustee for the Wright Express Corporation Employee Savings Plan, which is often referred to as the 401(k) plan, will vote the shares of participants who do not give specific instructions in the same proportion as those shares voted by plan participants who return proxies.

What does it mean if I receive more than one proxy card?

It means that you hold your shares in multiple accounts. Please be sure to complete and submit all proxies that you received to ensure that all your shares are voted.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy electronically on our website or through the SEC’s “EDGAR” website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Who pays the cost for proxy solicitation?

The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company does not intend to use an outside proxy solicitation firm to solicit votes, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet or other means. Employees do not receive additional compensation for soliciting proxies. The Company may use an outside proxy solicitation firm to advise it in connection with assessing the impact of the votes cast during the solicitation period.

How do I submit a stockholder proposal, including suggesting a candidate for nomination as a director to the Corporate Governance Committee, for next year’s annual meeting?

Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2012 annual meeting of stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 97 Darling Avenue, South Portland, ME 04106, no later than December 22, 2011. However, in the event that the annual meeting is called for a date that is not within thirty days before or after May 20, 2012, notice by the stockholder must be received a reasonable time before we begin to print and mail our proxy materials for the 2012 annual meeting of stockholders.

If a stockholder wishes to present a proposal before the 2012 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received not earlier than January 21, 2012, nor later than February 20, 2012. However, in the event that the annual meeting is called for a date that is not within twenty-five days before or after May 20, 2012, notice by the stockholder must be received no earlier than 120 days prior to the annual meeting and no later than the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the date of the annual meeting is first mailed or publicly disclosed. The Company’s By-Laws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at www.wrightexpress.com, under the Corporate Governance tab.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the Company receives after February 20, 2012.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the Company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (866) 230-1633 or send your request to:

Wright Express Corporation
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wrightexpress.com

If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above address.

What is meant by “incorporation by reference”?

“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC rules, the sections entitled “Audit Committee Report” and the “Compensation Committee Report,” of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.

You receive this proxy statement as part of the proxy materials for the annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company’s common stock.

How do I obtain directions to the annual meeting, notify you that I will attend the annual meeting or request future copies of your proxy materials?

Seating is limited and, therefore, we request that you please notify us if you intend to attend the annual meeting in person. In order to do so, you may either:

•	write or email the Investor Relations office at this address:

Wright Express Corporation
Attention: Investor Relations — Annual Meeting
97 Darling Avenue
South Portland, ME 04106
Email: investors@wrightexpress.com

- or -

•	call the Investor Relations department at (866) 230-1633.

If you need directions on how to get to our Long Creek Campus offices in order to attend our annual meeting, please refer to our website at http://www.wrightexpress.com/About/directions.html or contact our Investor Relations office.

If you require copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wrightexpress.com or contact our Investor Relations office.

How do I request a copy of your annual report on Form 10-K?

We will provide you with a copy, without charge, of our Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations Department.

By Order of the Board of Directors,

Hilary A. Rapkin
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND
CORPORATE SECRETARY

April 21, 2011
SOUTH PORTLAND, MAINE

ANNUAL MEETING OF STOCKHOLDERS OF
WRIGHT EXPRESS CORPORATION
May 20, 2011
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR ANNUAL MEETING TO BE HELD ON MAY 20, 2011:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders
are available at http://ir.wrightexpress.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■ 20303040030000000000 2	052011

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR each nominee.			The Board of Directors recommends a vote FOR Proposal 2.
1. Election of Directors: To elect three directors for three-year terms.					FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Rowland T. Moriarty O Ronald T. Maheu O Michael E. Dubyak		2. To approve, in an advisory (non-binding) vote, the compensation of our named executive officers.		☐	☐	☐
The Board of Directors recommends a vote of every ONE YEAR for Proposal 3.
				1 year	2 years	3 years	ABSTAIN
			3. To determine, in an advisory (non-binding) vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4.
					FOR	AGAINST	ABSTAIN
			4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by signing and dating the enclosed proxy card and returning it by mail in the enclosed envelope. If you decide to attend the annual meeting and vote in person, you may then revoke your proxy. If you hold your stock in “street name,” you should follow the instructions provided by your bank, broker or other nominee.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■	■

☐ ■
WRIGHT EXPRESS CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS - May 20, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      The undersigned hereby appoints Michael E. Dubyak and Melissa D. Smith as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Wright Express Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Wright Express Corporation Long Creek Campus offices, at 225 Gorham Road, South Portland, Maine, 04106, on Friday, May 20, 2011, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.
     The proxy will be voted as specified, or if you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted: for the three named nominees for directors; for the approval of the company’s executive compensation; for one year on the proposal regarding the frequency of future votes on executive compensation; and, for the ratification of Deloitte & Touche LLP as the auditors. If you sign and submit a proxy, Michael E. Dubyak and Melissa D. Smith are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement thereof.
(Continued and to be signed on the reverse side.)

■	14475 ■